Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT (this “Agreement”), dated as of August 2, 2023 (the “Closing Date”) by and among Barings Finance LLC, a Delaware limited liability company (“Barings”), as administrative agent (“Agent”), the Lenders listed on the Credit Facility Schedule attached hereto and otherwise party hereto from time to time (each a “Lender”, and collectively the “Lenders”), and OCULAR THERAPEUTIX, INC., a Delaware corporation (“Borrower”), provides the terms on which Lenders agree to lend to Borrower and Borrower shall repay Lenders.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed in accordance with GAAP.  Calculations and determinations must be made in accordance with GAAP; provided that for purposes of the definition of Indebtedness and compliance with negative covenants and any financial test (and, in each case, calculations thereof), only those leases that would constitute capital leases prior to the implementation of Accounting Standards Update No. 2016-02, Leases (Topic 842) shall be considered capital leases.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 15.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  All headings numbered without a decimal point are herein referred to as “Articles,” and all paragraphs numbered with a decimal point (and all subparagraphs or subsections thereof) are herein referred to as “Sections.”

2CREDIT FACILITIES AND TERMS

2.1Promise to Pay.  Borrower hereby unconditionally promises to pay to each Lender in accordance with each Lender’s respective Pro Rata Share of the Credit Facility, the outstanding principal amount of all Credit Extensions made by the Lenders under the Credit Facility and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2Credit Facility.  Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make available to Borrower on the Closing Date Credit Extensions in respect of the Credit Facility, in each case not to exceed such Lender’s commitment as identified on the Credit Facility Schedule (such commitment of each Lender, as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, its “Applicable Commitment”, and the aggregate of all such commitments, the “Applicable Commitments”).

(a)Nature of Credit Facility; Credit Extension Requests.  For any Credit Extension requested by Borrower under the term facility identified on the Credit Facility Schedule (the “Term Credit Facility” or the “Credit Facility”), except for Credit Facility #1 identified on such schedule, Agent must receive the completed Credit Extension Form by 12:00 noon (New York time) ten (10) Business Days (or such other period agreed by Agent in its sole discretion) prior to the date the Credit Extension is to be funded.  To the extent any Term Credit Facility proceeds are repaid for any reason, whether voluntarily or involuntarily (including repayments from insurance or condemnation proceeds), Agent and Lenders shall have no obligation to re-advance such sums to Borrower.

(b)Principal Payments.  Principal payable on account of the Term Credit Facility shall be payable by Borrower to Agent immediately upon the Maturity Date. Except as this Agreement may specifically provide otherwise, all prepayments of Credit Extensions under the Term Credit Facility shall be applied by Agent to the Credit Facility in accordance with each Lender’s Pro Rata Share.

(c)Mandatory Prepayment.  If the Term Credit Facility is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Credit Facility and all other Obligations, plus accrued and unpaid interest thereon, (ii) any fees payable under the Fee Letter by reason of such prepayment, (iii) the Applicable Prepayment Fee as specified in the Credit Facility Schedule for the Credit Facility being prepaid, and (iv) all other sums that shall have become due and payable, including Protective Advances.  Additionally, at the election of Agent, Borrower shall prepay the Term Credit Facility in the following amounts:  (A) on the date on which any Credit Party (or Agent as loss payee or assignee) receives any casualty proceeds in excess of Five Hundred Thousand Dollars ($500,000), in respect of assets upon which Agent maintained a Lien, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses and, in the case of property, repayment of any permitted purchase money debt encumbering the property that suffered such casualty), or such lesser portion of such proceeds as Agent shall elect to apply to the Obligations; and (B) upon receipt by any Credit Party of the proceeds of any asset disposition of personal property not made in the Ordinary Course of Business (other than Transfers permitted by Section 7.1, except for Transfers permitted under Section 7.1(k)) an amount equal to one hundred percent (100%) of the net cash proceeds of such asset disposition (net of out-of-pocket expenses and repayment of any permitted purchase money debt encumbering such asset), or such lesser portion as Agent shall elect to apply to the Obligations; provided that the Applicable Prepayment Fee shall not be applicable for any prepayment in connection with the events described in the foregoing clause (A).  Notwithstanding the foregoing, (i) (a) so long as no Default or Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy, toward the replacement or repair of destroyed or damaged property; provided that (x) any such replaced or repaired property shall be of equal or like value as the replaced or repaired Collateral, (y) any such replaced or repaired property shall be deemed Collateral in which Agent and Lenders have been granted a first priority security interest and (z) such reinvestment shall be made (or a binding commitment to make such reinvestment shall have been entered into) within one year after the receipt of such proceeds, and (b) after the occurrence and during the continuance of a Default or Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations and (ii) (a) so long as no Default or Event of Default has occurred and is continuing, Borrower shall have the option of reinvesting the proceeds of any Transfers permitted by Section 7.1(k) in assets used or useful in the Borrower’s business; provided that (x) any such assets shall be deemed Collateral in which Agent and Lenders have been granted a first priority security interest and (y) such reinvestment shall be made (or a binding commitment to make such reinvestment shall have been entered into) within one year after the receipt of such proceeds, and (b) after the occurrence and during the continuance of a Default or Event of Default, all proceeds from such  Transfers shall, at the option of Agent, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations.

(d)Permitted Prepayment.  Borrower shall have the right to prepay all or any portions of the Credit Extensions made in respect of the Term Credit Facility and all other Obligations under the Term Credit Facility (the “Prepayable Amount”), provided Borrower (i) provides written notice (which such notice may be conditioned upon the consummation of a transaction constituting a Change in Control, other transformative transaction or a refinancing of the Prepayable Amount) to Agent of its election to prepay the Prepayment Amount (or a portion thereof) at least three (3) Business Days prior to such prepayment, and (ii) pays to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, on the date of such prepayment, an amount equal to the sum of (A) the Prepayable Amount (or a portion thereof) being prepaid plus accrued interest thereon, (B) any fees payable under the Fee Letter by reason of such prepayment, (C) the Applicable Prepayment Fee as specified in the Credit Facility Schedule for the Credit Facility being prepaid and (D) all Protective Advances.

2.3Interest and Payments; Administration.

(a)Interest; Computation of Interest.  Each Credit Extension shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at a rate per annum equal to the Applicable Interest Rate.  All other Obligations shall bear interest on the outstanding amount thereof from the date they first become payable by Borrower under the Financing Documents until paid in full at a rate per annum equal to the Applicable Interest Rate unless and until the Default Rate shall otherwise apply.  Interest on the Credit Extensions and all fees payable under the Financing Documents shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues.  In computing interest on any Credit Extension or other advance, the date of the making of such Credit Extension or advance shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension or advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension or advance.  As of each Applicable Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Credit Extensions in accordance with this Section 2.3(a) and the terms and conditions of the Credit Facility Schedule.

(b)Default Rate. Upon election of the Agent or the Required Lenders following the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four hundred basis points (4.00%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this subsection is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or Lenders.

(c)Payments Generally.  Except as otherwise provided in this Section 2.3(c), all payments in respect of the Obligations shall be made to Agent for the account of the applicable Lenders in accordance with their Pro Rata Share.  Payments of principal and interest in respect of the Term Credit Facility shall be made to each applicable Lender.  All Obligations are payable upon demand of Agent in the absence of any other due date specified herein.  All fees payable under the Financing Documents shall be deemed non-refundable as of the date paid.  Any payment required to be made to Agent or a Lender under this Agreement may be made by debit or automated clearing house payment initiated by Agent or such Lender from any of Borrower’s deposit accounts, including the Designated Funding Account, and Borrower hereby authorizes Agent and each Lender to debit any such accounts for any amounts Borrower owes hereunder when due.  Without limiting the foregoing, Borrower shall tender to Agent and Lenders any authorization forms as Agent or any Lender may require to implement such debit or automated clearing house payment.  These debits or automated clearing house payments shall not constitute a set-off.  Payments of principal and/or interest received after 12:00 noon New York time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid.  All payments to be made by Borrower under any Financing Document shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.  The balance of the Obligations, as recorded in Agent’s books and records at any time, shall be conclusive and binding evidence of the amounts due and owing to Agent and Lenders by Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay all amounts owing hereunder or under any Financing Document.  Agent shall use commercially reasonable efforts to provide Borrower with a monthly statement regarding the Credit Extensions (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement) five (5) Business Days prior to the applicable Payment Date for such month.  Unless

Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein.

(d)Interest Payments; Maturity Date.  Commencing on the first (1st) Payment Date following the funding of a Credit Extension, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make monthly payments of interest, in arrears, calculated as set forth in this Section 2.3.  All unpaid principal and accrued interest is due and payable in full on the Maturity Date or any earlier date specified herein.  If the Obligations are not paid in full on or before the Maturity Date, all interest thereafter accruing shall be payable immediately upon accrual.

(e)Fees.

(i)Borrower shall pay a fee in an amount equal to the MoIC Cap (such fee, the “Royalty Fee”).  Such fee shall be earned as of the Closing Date, and Borrower shall make payments to Agent on account of such fee in an aggregate amount of three and one-half percent (3.5%) of Net Sales (such percentage of Net Sales, “Dextenza Royalty” and such payments, the “Dextenza Royalty Payments”) occurring from the Closing Date or the prior Dextenza Payment Date, as applicable, through and including the then applicable Dextenza Payment Date until such time as the total Dextenza Royalty Payments received by the Agent and the Lenders hereunder equal the MoIC Hurdle Amount.  Such Dextenza Royalty Payments shall be made by the Borrower to the Agent, for the benefit of the Lenders on the first (1st) Dextenza Payment Date following the funding of the Credit Extensions on the Closing Date, and continuing on each Dextenza Payment Date thereafter until such date that the remaining MoIC Hurdle Amount has been paid; provided, however, that the Borrower may at any time, without premium or penalty, pay an amount equal to the MoIC Hurdle Amount in satisfaction of such fee.

(ii)Borrower shall pay, as and when due and payable under the terms of the Fee Letter, to Agent and each Lender, for their own accounts and not for the benefit of any other Lenders, the fees set forth in the Fee Letter.

(f)Protective Advances.  Borrower shall pay to Agent for the account of Lenders all Protective Advances (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Financing Documents) when due under any Financing Document (and in the absence of any other due date specified herein, such Protective Advances shall be due upon demand).

(g)Maximum Lawful Rate.  In no event shall the interest charged hereunder with respect to the Obligations exceed the maximum amount permitted under the Laws of the State of New York.  Notwithstanding anything to the contrary in any Financing Document, if at any time the rate of interest payable hereunder (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received, had the interest been calculated for the full term hereof at the Maximum Lawful Rate.  If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of such Lender’s Credit Extensions or to other amounts (other than interest) payable hereunder, and if no such Credit Extensions or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

(h)Taxes; Additional Costs.

(i)All payments of principal and interest on the Obligations and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Agent’s or any Lender’s net income by the jurisdictions under which Agent or such Lender is organized or conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) and excluding taxes imposed under FATCA (all non-excluded items being called “Taxes”).  Subject to the obligations of the Lenders pursuant to Section 2.3(h)(iii) hereof to deliver Tax Forms, if any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required.  If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Agent or such Lender first made written demand therefor.

(ii)If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

(iii)Each Lender that is a U.S. Person shall deliver to Borrower and Agent a duly completed and executed IRS Form W-9 and such other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Borrower or Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes (a “US Lender Tax Form”).  Each Lender that (A) is not a U.S. Person, and (B)(1) is a party hereto on the Closing Date or (2) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrower and Agent one or more (as Borrower or Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Borrower or Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes (a “Foreign Lender Tax Form,” and together with each US Lender Tax Form, the “Tax Forms”).  Agent and each Lender agrees that if any Tax Form it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such Tax Form.  Borrower shall not be required to pay additional amounts to any Lender pursuant to this subsection (h) with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.

(iv)If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided, however, that notwithstanding anything in this Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

(v)If any Lender requires compensation under this subsection (h), or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to this subsection (h), then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Credit Extensions hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion).  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.4Secured Promissory Notes.  At the election of any Lender made as to such Lender’s Credit Extensions made under the Credit Facility, the Credit Facility shall be evidenced by one or more secured promissory notes in form and substance satisfactory to Agent and Lenders (each a “Secured Promissory Note”).  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

3CONDITIONS OF CREDIT EXTENSIONS

3.1Conditions Precedent to Credit Extension to be made on the Closing Date.  Each Lender’s obligation to make an advance in respect of the Credit Facility is subject to the condition precedent that Agent shall consent to or shall have received, in form and substance satisfactory to Agent, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation, all items listed on the Closing Deliveries Schedule attached hereto.

3.2Conditions Precedent to all Credit Extensions.  The obligation of each Lender to make each Credit Extension, including the initial Credit Extension (except as specifically noted below), is subject to the following conditions precedent:

(a)timely receipt by the Agent and each Lender of an executed Credit Extension Form in the form attached hereto (provided that for the initial Credit Extension, a disbursement letter in form and substance acceptable to the Lenders shall be delivered in lieu of a Credit Extension Form);

(b)the representations and warranties in Article 5 and elsewhere in the Financing Documents shall be true, correct and complete in all respects on the Closing Date; provided, however, that those representations and warranties expressly referring to a specific date shall be true, correct and complete in all respects as of such date;

(c)no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension;

(d)Agent shall be satisfied with the results of any searches conducted under Section 3.5; and

(e)as determined in such Lender’s sole discretion, there has not been any Material Adverse Change or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Agent.

3.3Method of Borrowing.  The Credit Extension in respect of the Credit Facility shall be funded in a single drawing and shall be in an amount equal to the Credit Extension Amount for the Credit Facility as set forth in the Credit Facility Schedule.  The date of funding for the Credit Extensions shall be the Closing Date, which shall be a Business Day.  To obtain a Credit Extension, Borrower shall deliver to Agent a completed Credit Extension Form (or, with respect to the initial Credit Extension, a disbursement letter) executed by a Responsible Officer.  Agent may rely on any notice given by a person whom Agent reasonably believes is a Responsible Officer or designee thereof.  Agent and Lenders shall have no duty to verify the authenticity of any such notice.

3.4Funding of Credit Facilities.  Upon the terms and subject to the conditions set forth herein, each Lender, severally and not jointly, shall make available to Agent its Pro Rata Share of the requested Credit Extension, in lawful money of the United States of America in immediately available funds, prior to 11:00 a.m. (New York time) on the specified date for the Credit Extension.  Agent shall, unless it shall have determined that one of the conditions set forth in Section 3.1 or 3.2, as applicable, has not been satisfied, by 2:00 p.m. (New York time) on such day, credit the amounts received by it in like funds to Borrower by wire transfer to the Designated Funding Account (or to the account of Borrower in respect of the Obligations, if the Credit Extension is being made to pay an Obligation of Borrower).  A Credit Extension made prior to the satisfaction of any conditions set forth in Section 3.1 or 3.2 shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to satisfy such conditions, and any such Credit Extension made in the absence of such satisfaction shall be made in Agent’s discretion.

3.5Searches.  Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrower’s expense, the searches described in clauses (a), (b), and (c) below against Borrower and any other Credit Party, the results of which are to be consistent with Borrower’s representations and warranties under this Agreement and the reasonably satisfactory results of which shall be a condition precedent to all Credit Extensions requested by Borrower:  (a) UCC searches and fixture filings searches; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

4CREATION OF SECURITY INTEREST

4.1Grant of Security Interest.

(a)Borrower hereby grants to Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, all of its right, title and interests in and to the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that may have priority by operation of applicable Law or by the terms of a written intercreditor or subordination agreement entered into by Agent.

(b)Borrower hereby acknowledges and agrees that the security interest created hereby in the Collateral constitutes continuing collateral security for all the Obligations and is in addition to, and supplemental of, any security interest previously or subsequently granted by the Borrower to Agent or Lenders (or any of them) and shall continue in full force and effect and secure all of the Obligations, whether now existing or hereafter arising, including, without limitation, any amounts currently outstanding and any future advances.

(c)Following payment in full of all Obligations (other than the MoIC Hurdle Amount and inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and notwithstanding any release of other Collateral upon such payment in full, so long as Borrower has not fully paid the remaining unpaid MoIC Hurdle Amount owing to the Agent under this Agreement shall continue to be secured by a security interest, in favor of the Agent, for the benefit of the Lenders, in the Dextenza Royalty (including the right to receive the Dextenza Royalty Payments) and the proceeds thereof until such time the remaining MoIC Hurdle Amount has been paid (the “Retained Collateral”); provided that the Agent and the Lenders shall negotiate in good faith with the Senior Debt Provider of an Acceptable Intercreditor Agreement and enter into such Acceptable Intercreditor Agreement, in each case, such action not to be unreasonably conditioned, withheld or delayed.

4.2Representations and Covenants.

(a)As of the Closing Date, Borrower has no ownership interest in any Chattel Paper, letter of credit rights, commercial tort claims, instruments, documents or investment property (other than equity interests in any Subsidiaries of Borrower disclosed on the Disclosure Schedule attached hereto).

(b)Borrower shall deliver to Agent all tangible Chattel Paper and all instruments and documents, in each case, in excess of Two Hundred Fifty Thousand Dollars ($250,000) owned by Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Borrower shall provide Agent with “control” (as in the Code) of all electronic Chattel Paper in excess of Two Hundred Fifty Thousand Dollars ($250,000) owned by Borrower and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the Code.  Borrower also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such instruments.  Borrower will mark conspicuously all such Chattel Paper and all such instruments and documents with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Financing Documents.

(c)Borrower shall deliver to Agent all letters of credit with a face amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) on which Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Borrower shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in the Code) of any such letter of credit rights in a manner acceptable to Agent.

(d)Borrower shall promptly advise Agent upon Borrower becoming aware that it has any interests in any commercial tort claim in excess of Five Hundred Thousand Dollars ($500,000) that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrower shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(e)Except for  Inventory in an aggregate amount of Two Million Dollars ($2,000,000), no Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrower’s agents or processors without written notice to Agent within ten (10) Business Days after such Inventory has been located therein and if Agent has so requested, Borrower shall use commercially reasonable efforts to deliver to Agent warehouse receipts, consignment agreements or bailee lien waivers (as applicable) reasonably satisfactory to Agent within forty-five (45) days of such request.  Borrower shall, upon the request of Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Financing Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Agent’s benefit.  Notwithstanding the above, the requirements in this Section 4.2(e) shall not apply to contract manufacturing locations, third party logistics sites or any location where Inventory is stored temporarily during transit.

(f)[Reserved].

(g)Borrower hereby authorizes Agent to file without the signature of such Borrower one or more UCC financing statements relating to its Liens on all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.  Borrower also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.  Any financing statement may include a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Agent and the Lenders under the Code.

(h)As of the Closing Date, Borrower does not hold, and after the Closing Date, Borrower shall promptly notify Agent in writing upon creation or acquisition by Borrower of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law.  Upon the request of Agent, Borrower shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.

(i)Borrower shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

5REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows on the Closing Date and the date of each Credit Extension:

5.1Due Organization, Authorization: Power and Authority.

(a)Each Credit Party and each Subsidiary is duly existing and in good standing, as a Registered Organization in its respective jurisdiction of formation.  Each Credit Party and each Subsidiary is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change.  The Financing Documents have been duly authorized, executed and delivered by each Credit Party and constitute legal, valid and binding agreements enforceable in accordance with their terms.  The execution, delivery and performance by each Credit Party of each Financing Document executed or to be executed by it is in each case within such Credit Party’s powers.

(b)The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party do not (i) conflict with any of such Credit Party’s organizational documents; (ii) contravene, conflict with, constitute a default under or violate any Law; (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Credit Party or any of its property or assets may be bound or affected; (iv) require any action by, filing, registration, or qualification with, or Required Permit from, any Governmental Authority (except such Required Permits which have already been obtained and are in full force and effect); or (v) constitute a default under or conflict with any Material Agreement.  No Credit Party or Subsidiary is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Change.

5.2Litigation.  Except as disclosed on the Disclosure Schedule or, after the Closing Date, pursuant to Section 6.7, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Credit Party or any Subsidiary which involves the possibility of any judgment or liability of more than One Million Dollars ($1,000,000.00) or that could result in a Material Adverse Change, or which questions the validity of the Financing Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor does any Credit Party nor any Subsidiary have reason to believe that any such actions, suits, proceedings or investigations are threatened.

5.3No Material Deterioration in Financial Condition; Financial Statements.  All financial statements for the Borrower and its Subsidiaries delivered to Agent or any Lender fairly present, in conformity with GAAP, in all material respects the consolidated financial condition and consolidated results of operations of the Borrower and its Subsidiaries.  There has been no material deterioration in the consolidated financial condition of the Borrower and its Subsidiaries from the most recent financial statements and projections submitted to Agent or any Lender.

As of the Closing Date, there has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders.

5.4Solvency.  The fair salable value of each Credit Party’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities.  After giving effect to the transactions described in this Agreement, (a) no Credit Party is left with unreasonably small capital in relation to its business as presently conducted, and (b) each Credit Party is able to pay its debts (including trade debts) as they mature.

5.5Subsidiaries; Investments; Margin Stock.  Borrower and its Subsidiaries do not own any stock, partnership interest or other equity securities, except for Permitted Investments.  Without limiting the foregoing, Borrower and its Subsidiaries do not own or hold any Margin Stock.

5.6Tax Returns and Payments; Pension Contributions.  Each Credit Party and each Subsidiary has timely filed all federal and state income tax returns and other material tax returns that they are required to file, and each Credit Party and each Subsidiary has timely paid all federal and state income taxes and other material foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Credit Party or such Subsidiary, except taxes being contested in good faith by appropriate proceedings and for which such Credit Party or Subsidiary, as applicable, maintains adequate reserves in accordance with GAAP.  Each Credit Party and each Subsidiary has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Credit Party or Subsidiary has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Credit Party or such Subsidiary, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.7Disclosure Schedule.  All information set forth in the Disclosure Schedule is true, accurate and complete as of the date hereof.  All information set forth in the Perfection Certificate is true, accurate and complete as of the date hereof.

5.8Insurance.  Each of the Credit Parties and their respective Subsidiaries has obtained, and maintains in effect, the insurance coverage required by Section 6.5.

5.9No Default. No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing.  No Credit Party or Subsidiary is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Change.

5.10Environmental Matters.

(a)The properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws;

(b)Each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(c)No Credit Party nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters,

Hazardous Materials, or compliance with Environmental Laws, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened; and

(d)Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.

5.11FCPA, Sanctions and Anti-Corruption Laws.  No Credit Party nor any of its Subsidiaries nor, to the knowledge of any Credit Party, any director, officer, agent, employee, affiliate, joint venture partner, representative or other Person acting in such capacity on behalf of any Credit Party or any of its Subsidiaries, (a) has taken any action, directly or indirectly, (i) that violates the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law or (ii) with or relating to any person or entity that at the time of the dealing or transaction is or was the subject or the target of Sanctions, (b) is a Blocked Person or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Blocked Person, or (c) has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority. No Sanctions are breached by any Credit Party or any Subsidiary due to entry into this agreement or the transactions contemplated hereby. Each Credit Party and its Subsidiaries are in compliance in all material respects with all applicable Anti-Terrorism Laws.

6AFFIRMATIVE COVENANTS

Borrower covenants and agrees as follows:

6.1Organization and Existence; Government Compliance.

(a)Each Credit Party and each Subsidiary shall maintain its legal existence and good standing in its respective jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change.  If a Credit Party is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with such Credit Party’s organizational identification number.

(b)Each Credit Party and each Subsidiary shall comply with all Laws, ordinances and regulations to which it or its business locations is subject, the noncompliance with which could reasonably be expected to result in a Material Adverse Change.  Each Credit Party and each Subsidiary shall obtain and keep in full force and effect and comply with all of the Required Permits, except where failure to have or maintain compliance with or effectiveness of such Required Permit could not reasonably be expected to result in a Material Adverse Change.  Each Credit Party shall promptly provide copies of any such obtained Required Permits obtained from the FDA or EMA to Agent.  Borrower shall notify Agent within three (3) Business Days (but in any event prior to Borrower submitting any requests for Credit Extensions or release of any reserves) of the occurrence of any facts, events or circumstances known to Borrower, whether threatened, existing or pending, that could cause any Required Permit obtained from FDA or EMA to become limited, suspended or revoked.

6.2Financial Statements, Reports, Certificates.

(a)Each Credit Party shall deliver to Agent and each Lender: (i) as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter for the first three fiscal quarters, a company prepared consolidated balance sheet, income statement and cash flow statement covering consolidated operations of Borrower and its Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to Agent and each Lender (such quarterly financial statements delivered in connection with this clause (i) shall include a monthly breakdown of the information within such financial statements); (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than any such qualification arising solely from the upcoming maturity date of the Credit Extensions) on the financial statements from an independent certified public accounting firm of nationally recognized standing or otherwise acceptable to Agent and each Lender in its reasonable discretion; (iii) (A) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, a draft of Borrower’s budget for current fiscal year and (B) as soon as available after approval thereof by board of directors of Borrower, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, Borrower’s final budget for current fiscal year and thereafter, any amendment or update thereto approved by the board of directors of Borrower; (iv) within five (5) days of filing, all reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) or a link thereto on such Credit Party’s or another website on the Internet (provided that Borrower shall furnish to the Agent upon the Agent’s request such reasonable additional information about such filed Form 8-K or the subject matter thereof as may be reasonably requested by the Agent); (vi) as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each Collateral Account (other than Excluded Accounts) maintained by a Credit Party, evidencing compliance with Section 7.14 of the Agreement, which statements may be provided to Agent and each Lender by Borrower or directly from the applicable institution(s); (vii) within five (5) days of delivery, copies of all material statements, reports and notices required to be delivered to any holders of Permitted Convertible Indebtedness; (viii) concurrently with the financial statements delivered pursuant to clauses (i) and (ii) above, a duly completed Compliance Certificate signed by a Responsible Officer evidencing compliance with Section 7.14 for such reporting period; and (ix) such additional financial information, reports or statements regarding the Credit Parties or their respective businesses, contractors and subcontractors as Agent or any Lender may from time to time reasonably request.

Notwithstanding the foregoing, documents required to be delivered under Sections 6.2(a)(i) and 6.2(a)(ii) above (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which Borrower posts a link to such documents on its website.

(b)Borrower shall cause each Credit Party and each Subsidiary to keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  Upon prior written notice and during regular business hours (which such limitations shall not apply if a Default or Event of Default has occurred), Borrower shall allow, and cause each Credit Party and each Subsidiary to allow, Agent and Lenders to visit and inspect any properties of a Credit Party or a Subsidiary, to examine and make abstracts or copies from books of any Credit Party or any Subsidiary, to conduct a collateral audit and analysis of its operations and the Collateral to verify the amount and age of the accounts, the identity and credit of the respective account debtors, to review the billing practices of each Credit Party and its Subsidiaries and to discuss its respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired.  Borrower shall reimburse Agent and each Lender for all reasonable costs and expenses associated with such visits and inspections; provided, however, that Borrower shall be required to reimburse Agent and each Lender for such costs and expenses for no more than one (1) such visit and inspection per twelve (12) month period unless a Default or Event of Default has occurred during such period.

(c)[reserved].

(d)Borrower shall deliver to Agent and each Lender, within (i) forty-five (45) days after each fiscal quarter for the first three fiscal quarters of any fiscal year and (ii) ninety (90) days after the last fiscal quarter of any fiscal year (such applicable date, the “Dextenza Payment Date”) a report, in form and substance satisfactory to the Agent, setting forth the Net Sales for such period, together with calculations of the required Dextenza Royalty Payments required to be made for such period.  The obligations to provide the reporting set forth in this Section 6.2(d), including the right to audit books and records related to Royalty Payments with respect to verifying Net Sales, shall survive payment in full of the Obligations (other than the MoIC Hurdle Amount and inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and continue until such time as the remaining MoIC Hurdle Amount has been paid.  With respect to Agent’s right to audit books and records related to Royalty Payments with respect to verifying Net Sales, Agent shall provide not less than fifteen (15) days’ notice to Borrower prior to the date of such audit.

6.3Maintenance of Property.  Borrower shall cause all equipment and other tangible personal property other than Inventory to be maintained and preserved in the same condition, repair and in working order as of the date hereof, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.  Borrower shall cause each Credit Party and each Subsidiary to keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between a Credit Party (or a Subsidiary) and its Account Debtors shall follow the Credit Party’s (or such Subsidiary’s) customary practices as they existed on the Closing Date.  Borrower shall promptly notify Agent of all returns, recoveries, disputes and claims that involve more than One Million Dollars ($1,000,000) of Inventory collectively among all Credit Parties and their Subsidiaries.

6.4Taxes; Pensions.  Borrower shall timely file and cause each Credit Party and each Subsidiary to timely file, all federal and state income tax returns and other material tax returns required to be filed and timely pay, and cause each Credit Party and each Subsidiary to timely pay, all material foreign, federal, state, and local taxes, assessments, deposits and contributions owed.  Borrower shall pay, and cause each Credit Party and each Subsidiary to pay, all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.  Notwithstanding the foregoing, a Credit Party or a Subsidiary may defer payment of any contested taxes, provided, however, that such Credit Party or such Subsidiary (a) in good faith contests its obligation to pay the taxes by appropriate proceedings diligently instituted and conducted, and (b) maintains adequate reserves in accordance with GAAP or posts bonds with the applicable Governmental Authority.

6.5Insurance.

(a)Borrower shall, and shall cause each Credit Party and each Subsidiary to, keep its business and the Collateral insured for risks and in amounts customary for companies similarly situated as the Borrower in Borrower’s industry.  Insurance policies shall be with financially sound insurers or such other Person reasonably satisfactory to Agent.

(b)All property policies shall have a lender’s loss payable endorsement showing Agent as lender’s loss payee and waive subrogation against Agent, and all liability policies shall show, or have endorsements showing, Agent as an additional insured.  If required by Agent, all policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Agent at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy.  At Agent’s request, Borrower shall deliver copies of all such Credit Party and such Subsidiary insurance policies.

(c)If any Credit Party or any Subsidiary fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6Collateral Accounts.  Borrower shall, and shall cause each Credit Party to, provide Agent written notice within ten (10) days of establishing any Collateral Account at or with any bank or financial institution; provided that such Credit Party shall not move any funds into such Collateral Account prior to providing such written notice.  In addition, for each Collateral Account that any Credit Party at any time maintains, Borrower shall, and shall cause each Credit Party to, cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated by such Credit Party without prior written consent of Agent.  The provisions of the previous sentence shall not apply to Excluded Accounts.

6.7Notices of Material Agreements, Litigation and Defaults.  Promptly (and in any event within three (3) Business Days), (a) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default or (b) upon Borrower becoming aware of any action, suit, proceeding or investigation against Borrower or any Credit Party or any Subsidiary which involves the possibility of any judgment or liability of more than One Million Dollars ($1,000,000) against Borrower or any Subsidiary or that could result in a Material Adverse Change, or which questions the validity of any of the Financing Documents, Borrower shall give written notice to Agent and each Lender of such occurrence (to the extent such litigation is not separately disclosed to the Agent and the Lenders by virtue of Section 6.2(a)(iv)), and such further information (including copies of such documentation) as Agent or any Lender shall reasonably request.

6.8Creation/Acquisition of Subsidiaries.  In the event Borrower creates or, to the extent permitted hereunder, acquires any Material Subsidiary, or any Immaterial Subsidiary becomes a Material Subsidiary, Borrower shall promptly (and in any event within ten (10) Business Days of such creation or acquisition) notify Agent of the creation or acquisition of such new Material Subsidiary and take all such action as may be reasonably required by Agent or the Required Lenders to cause each such Material Subsidiary to guarantee the Obligations of Borrower under the Financing Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Agent, for the ratable benefit of the Lenders, a perfected security interest in the stock, units or other evidence of ownership of such Material Subsidiary (the foregoing collectively, the “Joinder Requirements”).

6.9Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely for (a) transaction fees incurred in connection with the Financing Documents, (b) for working capital needs of Borrower and its Subsidiaries and (c) to pay in full on the Closing Date certain existing Indebtedness of the Credit Parties.  No portion of the proceeds of the Credit Extensions will be used for family, personal, agricultural or household use.

6.10Hazardous Materials; Remediation.

(a)If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of Borrower or any other Credit Party or any Subsidiary, such Borrower will cause, or direct the applicable Credit Party or Subsidiary to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Credit Party or Subsidiary to, comply with each Law requiring the performance at any real property by Borrower or any other Credit Party or Subsidiary of activities in response to the release or threatened release of a Hazardous Material.

(b)Borrower will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s determination in its reasonable discretion that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Change.

(c)If there is any conflict between this Section 6.10 and any environmental indemnity agreement which is a Financing Document, the environmental indemnity agreement shall govern and control.

6.11Power of Attorney.  Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following:  (a) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral (in each case, so long as no Default or Event of Default has occurred and is continuing, other than Permitted Liens), or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, (i) execute in the name of any Person comprising Borrower any schedules, assignments, instruments, documents, and statements that Borrower is obligated to give Agent under this Agreement or that Agent or any Lender deems necessary to perfect or better perfect Agent’s security interest or Lien in any Collateral, (ii) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Agent may deem necessary or desirable to enforce, protect or preserve any Collateral or its rights therein, including, but not limited to, to sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; and (iii) after the occurrence and during the continuance of an Event of Default, (A) endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower; (B) make, settle, and adjust all claims under Borrower’s insurance policies; (C) take any action any Credit Party is required to take under this Agreement or any other Financing Document; (D) transfer the Collateral into the name of Agent or a third party as the Code permits; (E) exercise any rights and remedies described in this Agreement or the other Financing Documents; and (F) do such other and further acts and deeds in the name of Borrower that Agent may deem necessary or desirable to enforce its rights with regard to any Collateral.

6.12Further Assurances.  Borrower shall, and shall cause each Credit Party to, promptly execute any further instruments and take further action as Agent reasonably requests to perfect or better perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement or any other Financing Document.

6.13Post-Closing Obligations.  Borrower shall, and shall cause each Credit Party to, complete each of the post-closing obligations and/or deliver to Agent each of the documents, instruments, agreements and information listed on the Post-Closing Obligations Schedule attached hereto, on or before the date set forth for each such item thereon (as may be extended by the Agent in writing in its sole discretion), each of which shall be completed or provided in form and substance satisfactory to Agent and Lenders.

7NEGATIVE COVENANTS

Borrower shall not do, nor shall it permit any Subsidiary to do, any of the following without the prior written consent of Agent and the Required Lenders:

7.1Dispositions.  Convey, sell, abandon, lease, license, transfer (including by merger or other operation of law), assign or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for (a) sales, transfers or dispositions of Inventory in the Ordinary Course of Business; (b) sales or abandonment of worn-out or obsolete Equipment or property; (c) licenses of Intellectual Property or any product owned or controlled by Borrower or such Subsidiary granted to third parties that does not result in a legal transfer of title to the licensed property; provided that such licenses are subject to the following limitations: (i) with respect to licenses of Material Dextenza Intellectual Property, (A) such licenses granted to third parties shall not be (1) exclusive out-licenses to commercialize or sell Dextenza within the United States (other than customary distribution arrangements) or (2)

utilized to develop or market a competing product in the United States (unless any sales of such competing product is included in the definition of “Net Sales” for purpose of calculating the Dextenza Royalty Payment hereunder), (B) Borrower or such Subsidiary shall not enter into such licenses with the intent to reduce the Net Sales of Dextenza in the United States and (ii) with respect to licenses of Intellectual Property other than Intellectual Property covered by clause (i) above, (A) any upfront payment received by the licensor in connection with such license shall not exceed 20.0% of the forecasted consideration for the licensed product thereunder (as reasonably determined by Borrower), (B) such license shall not be a perpetual license, and (C) the Borrower shall have provided evidence of compliance with the requirements set forth in clauses (ii)(A) – (ii)(C) to the extent requested by the Agent; (d) the lapse, abandonment or other disposition of Intellectual Property that is, in the good faith judgment of Borrower or such Subsidiary, no longer economically practicable or commercially desirable to maintain or useful in the business of the Borrower or any of the other Subsidiaries; (e) the exercise by the Borrower or any Subsidiary of termination rights under any lease, sublease, license, sublicense, concession or other agreements in the Ordinary Course of Business; (f) the Transfer of the Permitted Acquired Assets from any Credit Party or Subsidiary to the Permitted SPV, and the Transfer of any Permitted Acquired Assets by the Permitted SPV; (g) sales, settlement, forgiveness or discounting, in the Ordinary Course of Business, of past due or doubtful accounts in connection with the collection or compromise thereof or in connection with the bankruptcy or reorganization of suppliers or customers; (h) Transfer of assets among the Borrowers and Guarantors, or Transfer of assets from non-Credit Party Subsidiaries to Borrower or another Subsidiary, or Transfer of assets constituting a Permitted Investment; (i) termination and unwind of any Permitted Call Spread Agreements; (j) other Transfers of assets having a fair value of not more than One Million Dollars ($1,000,000) in the aggregate in any fiscal year and (k) dispositions of any Intellectual Property other than Intellectual Property of Dextenza or Intellectual Property related thereto (including the sale or production of Dextenza) in an amount not to exceed Five Million Dollars ($5,000,000) during the term of this Agreement; provided that the proceeds of such dispositions shall be applied to the Obligations in accordance with Section 2.2(c).

7.2Changes in Business, Management, Ownership or Business Locations.  (a) Engage in any business other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or reasonably similar, ancillary, complementary or related thereto; (b) liquidate or dissolve unless otherwise permitted under Section 7.3; (c) add any new offices or business locations (unless such new or existing offices or business locations contain less than Two Million Dollars ($2,000,000) in Borrower’s assets or property ) without delivering a fully-executed Access Agreement to Agent within forty-five (45) days of adding such office or location; (d) change its jurisdiction of organization; (e) unless otherwise permitted under Section 7.11, change its organizational structure or type; (f) unless otherwise permitted under Section 7.11, change its legal name; or (g) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3Mergers or Acquisitions.  Merge, consolidate or liquidate or dissolve into any other Person, or acquire all or substantially all of the capital stock or property of another Person; provided, however, (i) that a Subsidiary of Borrower may merge, consolidate or liquidate or dissolve into another Subsidiary that is a Credit Party, so long as (a) no Event of Default has occurred and is continuing prior thereto or arises as a result therefrom, (b) a Person already comprising the Credit Party shall be the surviving legal entity and (c) Borrower shall be in compliance with the covenant set forth in Section 7.14 of this Agreement both before and after giving effect to such transaction, (ii) any Permitted Acquisition shall be permitted, (iii) any Subsidiary of Borrower that is not a Credit Party may merge, consolidate, liquidate or dissolve into another Subsidiary of Borrower that is not a Credit Party, and (iv) any Subsidiary of Borrower that is not a Credit Party may be dissolved or liquidated.

7.4Indebtedness.  Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.

7.5Encumbrance.  (a) Create, incur, allow, or suffer any Lien on any of its property, except for Permitted Liens, (b) permit any Collateral to fail to be subject to the first priority security interest granted herein except for Permitted Liens that may have priority by operation of applicable Law or by the terms of a written intercreditor or subordination agreement entered into by Agent, or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent for the ratable benefit of Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Collateral or Intellectual Property, except (i) as is otherwise permitted in the definition of “Permitted Liens” herein or (ii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses or similar agreements entered into in the Ordinary Course of Business.

7.6Maintenance of Collateral Accounts.  Maintain any Collateral Account, except pursuant to the terms of Section 6.6 hereof.

7.7Distributions; Investments; Margin Stock.  (a) Pay any dividends or make any distribution or payment with respect to or redeem, retire or purchase or repurchase any of its equity interests other than (i) dividends or such payments made in equity interests, (ii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar plans or otherwise in an aggregate amount not to exceed $250,000 in any fiscal year of Borrower, (iii) the conversion or exchange of convertible securities or Indebtedness into or for equity interests (and cash payment in lieu of fractional shares in connection with such conversion or exchange), (iv) purchases of the Borrower’s equity interests in connection with the exercise of stock options, warrants, restricted stock units or other equity awards by way of cashless exercise or in connection with the satisfaction of withholding tax obligations and (v) dividends or other distributions made by any Subsidiary of Borrower to Borrower or another Credit Party; or (b) directly or indirectly make any Investment other than Permitted Investments.  Without limiting the foregoing, Borrower shall not, and shall not permit any of its Subsidiaries to, purchase or carry Margin Stock.

7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Credit Party or Subsidiary, except for (a) transactions that are in the Ordinary Course of Business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions with Subsidiaries that are Guarantors that are not otherwise prohibited by Article 7 of this Agreement, (c) transactions permitted by Section 7.7 of this Agreement, and (d) customary director, officer and employee compensation and other customary benefits, including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the board of directors or other governing body of the applicable Credit Party or Subsidiary and reimbursements of expenses of current officers, employees or directors.

7.9[Reserved].

7.10Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other Law or regulation, if the violation could reasonably be expected to have a Material Adverse Change; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.11Amendments to Organization Documents and Material Agreements.  (a) Amend, modify or waive any provision of (a) any Material Agreement in a manner that is materially adverse to the rights and remedies of Agent or any Lender or that could or could reasonably be expected to result in a Material Adverse Change, or (b) except in connection with a transaction permitted under Section 7.3, any of its organizational documents that would result in a change of its name, type of organization or jurisdiction of organization without ten (10) days prior written notice to Agent.  The restrictions set forth in this Section 7.11 relating to Material Agreements related to Dextenza shall survive payment in full of the Obligations (other than the MoIC Hurdle Amount and inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and continue until such time as the Borrower has paid to the Agent, for the benefit of the Lenders, an amount equal to the MoIC Hurdle Amount.

7.12Compliance with Anti-Terrorism Laws.  Directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Borrower shall immediately notify Agent if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law. Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.

7.13Convertible Indebtedness.  (a) Make or permit any payment on any Permitted Convertible Indebtedness, including any payment of interest thereon, except for Permitted Payments; (b) repurchase, redeem, or prepay any principal in respect of the Permitted Convertible Indebtedness, (c) amend any provision in any document governing Existing Convertible Indebtedness other than as may be expressly permitted pursuant to the terms of the Subordination Agreement, or (d) elect to redeem any Permitted Convertible Indebtedness, or elect a “cash settlement” or “combination settlement” of any conversion of the Permitted Convertible Indebtedness; provided that the Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Indebtedness by delivery of shares of the Borrower’s common stock and/or a different series of Permitted Convertible Indebtedness (which series matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted) (any such series of Permitted Convertible Indebtedness, “Refinancing Convertible Indebtedness”) and/or by payment of cash (x) in lieu of any fractional shares, (y) in respect of accrued and unpaid interest of such Permitted Convertible Indebtedness and (z) additional cash in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of shares of the Borrower’s common stock and/or a Refinancing Convertible Indebtedness plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Call Spread Agreements.

7.14Minimum Liquidity.  At all times on or after the Closing Date, the Borrower and its Subsidiaries shall not permit Liquidity to be less than Twenty Million Dollars $20,000,000.00.

8LIFE SCIENCES PROVISIONS.

8.1Life Sciences Covenants.

(a)As used in this Agreement, the following terms have the following meanings:

“DEA” means the Drug Enforcement Administration of the United States of America, and any successor agency thereof.

“Drug Application” means a new drug application, an abbreviated drug application, or a biologics license application for the Product, as appropriate, as those terms are defined in the FDCA.

“EMA” means the European Medicines Agency of the European Union, or any successor entity thereto.

“FDA” means the Food and Drug Administration of the United States of America, or any successor entity thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Material Intellectual Property” means all Intellectual Property owned or licensed by the Borrower (i)  that are Patent Rights that cover the sale, offer for sale, manufacture, use or importation of Product in the United States, or (ii) that is Technical Information or a Trademark or Copyright that is material to the sale, offer for sale, manufacture, use or importation of Product in the United States, as currently conducted or as currently anticipated to be conducted.

“Material Dextenza Intellectual Property” means all Intellectual Property owned or licensed by the Borrower (i)  that are Patent Rights that cover the sale, offer for sale, manufacture, use or importation of Dextenza in the United States, or (ii) that is Technical Information or a Trademark or Copyright that is material to the sale, offer for sale, manufacture, use or importation of Dextenza in the United States, as currently conducted or as currently anticipated to be conducted.

“Pipeline Assets” refers to the development stage products listed on the Pipeline Assets Schedule.

“Product” means (a) Dextenza and (b) any commercial product newly acquired by Borrower or any of its Subsidiaries or any Pipeline Asset, in each case, that receives a marketing authorization in the United States or the European Union, and such assets shall be added to the Product Schedule; provided that, no Excluded Assets, including the Permitted Acquired Product, shall constitute a Product.

“Registered Intellectual Property” means any issued Patent Right or registered Trademark or any pending application for any of the foregoing.

(b)Borrower represents and warrants as follows:

(i)Intellectual Property and License Agreements.  A list of all of Registered Intellectual Property, as of the Closing Date, is set forth on the Intangible Assets Schedule, which indicates, for each item of property: (A) the name of the Credit Party owning such Intellectual Property or licensee to such license agreement; (B) the Credit Party’s identifier for such property (i.e., name of patent, license, etc.), (C) whether such property is Intellectual Property (or application therefor) owned by a Credit Party or is property to which a Credit Party has rights pursuant to a license agreement, and (D) the expiration date of such Intellectual Property, if applicable.  In the case of any Registered Intellectual Property within the Material Intellectual Property that is licensed to Borrower, the Intangible Assets Schedule further indicates, as of the Closing Date for each: (1) the name and address of the licensor, (2) the name and date of the agreement pursuant to which such item of Material

Intellectual Property is licensed, (3) whether or not such license agreement grants an exclusive license to a Credit Party, (4) whether there are any purported restrictions in such license agreement as to the ability of a Credit Party to grant a security interest in and/or to transfer any of its rights as a licensee under such license agreement, and (5) whether in the good faith judgment of Borrower a default under or termination of such license agreement could, by the terms of such license agreement, interfere with Agent’s right to sell or assign such license or any other Collateral.  Except as noted on the Intangible Assets Schedule, each Credit Party is the sole owner of its Material Intellectual Property, free and clear of any Liens other than Permitted Liens.  Except as may be disclosed on the Disclosure Schedule, as of the Closing Date, each Patent Right listed on the Intangible Assets Schedule is, to the knowledge of the Borrower, valid and enforceable and has not been judged invalid or unenforceable, in whole or in part, and to the Borrower’s knowledge, no claim has been made that Borrower’s use of any part of such Patent Right violates the rights of any third party.

(ii)Regulatory Status.

(A)All Required Permits for the Product of the Closing Date, are listed on the Required Permits Schedule, and Borrower has delivered to Agent and each Lender a copy of all Required Permits to the extent requested by Agent or such Lender.

(B)Without limiting the generality of Section 8.1 above, except as may be disclosed on the Disclosure Schedule, as of the Closing Date (and on each subsequent date that the representations and warranties in this Agreement are brought down or remade pursuant to Section 8.2 solely with respect to a new Product), with respect to the Product, Borrower and its Subsidiaries have received, and the Product is the subject of, all Required Permits needed in connection with the testing or manufacture of the Product as such testing or manufacturing is currently being conducted by or on behalf of Borrower, and Borrower and its Subsidiaries have not received any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of (1) Borrower’s or such Subsidiary’s manufacturing facilities and processes for the Product or Pipeline Assets which have disclosed any material deficiencies or violations of Laws and/or the Required Permits related to the manufacture of the Product that would reasonably be expected to result in a Material Adverse Change, or (2) any such Required Permit or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of the Product should cease, in each case, that would reasonably be expected to result in a Material Adverse Change.

(C)Without limiting the generality of Section 8.1 above, except as may be disclosed on the Disclosure Schedule, as of the Closing Date (and on each subsequent date that the representations and warranties in this Agreement are brought down or remade pursuant to Section 8.2 solely with respect to a new Product), with respect to the Product marketed or sold by Borrower or its Subsidiaries, Borrower and its Subsidiaries have received, and the Product is the subject of, all material Required Permits needed in connection with the marketing and sales of the Product as currently being marketed or sold by Borrower or its Subsidiaries, and Borrower and its Subsidiaries have not received any notice from any applicable Governmental Authority in the United States, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of any such Required Permit or approval or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of the Product cease in the United States or that the Product be withdrawn from the marketplace in the United States.

(D)Without limiting the generality of Section 8.1 above, except as may be disclosed on the Disclosure Schedule, as of the Closing Date (and on each subsequent date that the representations and warranties in this Agreement are brought down or remade pursuant to Section 8.2 solely with respect to a new Product), (i) there have been no adverse clinical test results which have or could reasonably be expected to result in a Material Adverse Change, and (ii) there have been no Product recalls, Product regulatory action by any government authority or voluntary Product withdrawals from any market that would reasonably be expected to result in a Material Adverse Change.

(E)As of the date of this Agreement (and on each subsequent date that the representations and warranties in this Agreement are brought down or remade pursuant to Section 8.2 solely with respect to a new Product), Borrower and its Subsidiaries have not experienced any significant failures in its manufacturing of any Product which would reasonably be expected to result in a Material Adverse Change.

(c)Borrower covenants and agrees as follows:

(i)Borrower shall own, or be licensed to use or otherwise have the right to use, all Material Intellectual Property. All Material Intellectual Property is and shall be protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.  Borrower shall not become a party to, nor become bound by, any material license or other agreement with respect to which Borrower is the licensee of Material Intellectual Property that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or other Collateral (unless such prohibition or restriction is unenforceable under Sections 9-406, 9-407 or 9-408 of the Code or any comparable provision of other applicable law).  Borrower shall at all times conduct its manufacture, use, and commercialization activities of the Product in the United States without knowingly infringing the valid Intellectual Property rights of others.  Borrower shall do the following, to the extent it determines, in the exercise of its reasonable business judgment, that it is prudent to do so: (A) protect, defend and maintain the validity and enforceability of its Material Intellectual Property; (B) promptly advise Agent and each Lender in writing of material infringements of its Material Intellectual Property known to Borrower that would reasonably be expected to result in a Material Adverse Change; and (C) not allow, without Agent’s and Required Lenders’ prior written consent, any Material Intellectual Property to be abandoned, invalidated, forfeited or dedicated to the public or to become unenforceable to the extent any such event would reasonably be expected to result in a Material Adverse Change.  If Borrower (1) obtains any issued Patent Right, registered Trademark, registered Copyright, or notice of any pending application for any of the foregoing (other than Copyrights and related applications, which are addressed below), whether as owner, licensee or otherwise, or (2) applies for any Patent Right or the registration of any Trademark, then concurrently with the delivery of an updated Compliance Certificate as required under Section 6.2(a)(viii), Borrower shall provide written notice thereof to Agent (which may be included in the form of the updated schedule delivered pursuant to Section 8.1(c)(iii) below) and each Lender and, upon Agent’s request, shall execute such intellectual property security agreements (which shall be filed in the United States Patent and Trademark Office) and other documents, provide such other information (including, without limitation, copies of applications) and take such other actions as Agent or the Required Lenders shall request in its or their, as applicable, good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the ratable benefit of Lenders, in Borrower’s interests and rights in such Intellectual Property.   If Borrower decides to register any Copyright in the United States Copyright Office, Borrower shall: (x) provide Agent with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights together with a copy of the application it intends to file with the United States Copyright Office (excluding Exhibits thereto); (y) execute an intellectual property security agreement and such other documents and provide such other information and take such other actions as Agent or Required Lenders may request in its or their, as applicable, good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the ratable benefit of the Lenders, in such Copyright intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.

(ii)In connection with the development, testing, manufacture, marketing or sale of each and the Product by a Credit Party, such Credit Party shall comply in all material respects with all Required Permits at all times issued by any Governmental Authority the noncompliance with which could reasonably be expected to result in a Material Adverse Change, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of the Product by such Credit Party as such activities are at any such time being conducted by such Credit Party.

(iii)If, after the Closing Date, Borrower acquires and/or develops any new Registered Intellectual Property, and upon any other material change in Material Intellectual Property from that listed on the Intangible Assets Schedule, then together with the next Compliance Certificate required to be delivered after such event under this Agreement, Borrower shall deliver to Agent and each Lender an updated Intangible Assets Schedule reflecting same.

8.2  If, after the Closing Date, Borrower acquires any new Product or obtains the marketing authorization of any Pipeline Asset, then together with the next Compliance Certificate required to be delivered after such determination under this Agreement, Borrower shall give written notice to Agent and each Lender, including (i) such determination (which shall include a brief description of such Product), plus a list of all Required Permits relating to such new Product (and a copy of such Required Permits if requested by Agent or such Lender), (ii) a copy of an updated Intangible Assets Schedule, Products Schedule, Pipeline Asset Schedule and Required Permits Schedule and (iii) a certification that representations and warranties in Section 8.1(b)(ii) with respect to such Product (as if made on such date) shall be true, correct and complete in all material respects as of such date; provided, however, that if Borrower shall at any time obtain any new or additional Required Permits from the FDA, DEA, or parallel state or local authorities, or foreign counterparts of the FDA, DEA, or parallel state or local authorities, with respect to any Product which has previously been disclosed to Agent or any Lender, then together with the next Compliance Certificate required to be delivered under this Agreement, Borrower shall provide Agent and each Lender with a copy of an updated Required Permits Schedule reflecting such new or additional Required Permits (along with a copy thereof if requested by Agent or such Lender).

(a)In addition to the events listed in Article 10, any one of the following shall also constitute an Event of Default under this Agreement: (i) the order by FDA or similar Governmental Authority to withdraw any Product from the market or to enjoin Borrower, its Subsidiaries or any representative of Borrower or its Subsidiaries from manufacturing, marketing, selling or distributing any Product that could reasonably be expected to result in Material Adverse Change, (ii) the decision by any DEA, FDA, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by Borrower, its Subsidiaries or any representative of Borrower or its Subsidiaries, which, in each case, could reasonably be expected to result in a Material Adverse Change, (iii) the commencement of any enforcement action against Borrower, its Subsidiaries or any representative of Borrower or its Subsidiaries (with respect to the business of Borrower or its Subsidiaries) by DEA, FDA, or any other Governmental Authority that could reasonably be expected to result in a Material Adverse Change, (iv) the recall of any Products from the market, the voluntary withdrawal of any Products from the market, or actions to discontinue the sale of any Products which could reasonably be expected to result in a Material Adverse Change, or (v) the occurrence of adverse test results in connection with a Product which could reasonably be expected to result in a Material Adverse Change.

9EVENTS OF DEFAULT

9.1Events of Default.  The occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default” and Credit Parties shall thereupon be in default under this Agreement and each of the other Financing Documents:

(a)Borrower fails to (i) make any payment of principal or interest on any Credit Extension on its due date, or (ii) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.2 hereof);

(b)Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within ten (10) days after the earlier of (i) the date of receipt by Borrower of notice from Agent or Required Lenders of such default, or (ii) the date an officer of such Credit Party becomes aware of such default;

(c)Any Credit Party defaults in the performance of or compliance with any term contained in Section 6.1, 6.2, 6.5(a), 6.6, 6.8 or 6.10 or Article 7;

(d)Any representation, warranty or certification made by any Credit Party in any Financing Document or in any document delivered pursuant to any Financing Document is false or misleading in any material respect when made (or deemed made);

(e)(i) the Dextenza Incept License shall be terminated by a third party or parties party thereto prior to the expiration thereof, or there is a loss of a material right of a Credit Party under the Dextenza Incept License, (ii) (A) any Credit Party or any Subsidiary fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Credit Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than One Million Dollars ($1,000,000) (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that this clause (e) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (B) any conversion, (iii) any Credit Party (or any Subsidiary, if applicable) defaults under any Permitted Convertible Document, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Permitted Convertible Document, or any event occurs that requires the prepayment or redemption by a Credit Party (or any Subsidiary, if applicable) of any Permitted Convertible Indebtedness, or (iv) Borrower makes any payment on account of any Indebtedness that has been contractually subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

(f)(i) any Credit Party or any Subsidiary shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Credit Party or any Subsidiary seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Credit Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of thirty (30) days or more or any action sought in such proceedings shall occur or (iii) any Credit Party or any Subsidiary shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(g)a notice of lien, levy, or assessment is filed against any assets of a Credit Party or a Subsidiary with a fair value in excess of $1,000,000 by any government agency, and is not discharged or stayed (whether through the posting of a bond or otherwise) prior to the earlier to occur of thirty (30) days after the occurrence thereof or such action becoming effective;

(h)one or more judgments or orders for the payment of money (not paid or fully covered by insurance and as to which the relevant insurance company has acknowledged coverage in writing) aggregating in excess of $1,000,000 shall be rendered against any or all Credit Parties or Subsidiaries and either (A) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (B) there shall be any period of thirty (30) consecutive days during which (x) a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect or (y) such judgements or orders shall remain unsatisfied, undischarged or unvacated;

(i)any Lien created by any of the Financing Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party (or any Subsidiary) shall so assert; any provision of any Financing Document shall fail to be valid and binding on, or enforceable against, a Credit Party, or any Credit Party shall so assert;

(j)A Change in Control occurs;

(k)Any Required Permit shall have been (i) revoked, rescinded, suspended, modified in a materially adverse manner or not renewed in the Ordinary Course of Business for a full term, or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Required Permit or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (A) causes, or could reasonably be expected to cause, a Material Adverse Change, or (B) materially adversely affects the legal qualifications of any Credit Party to hold such Required Permit in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of any Credit Party to hold any Required Permit in any other jurisdiction in such a manner as could reasonably be expected to cause a Material Adverse Change; or

(l)The occurrence of a Material Adverse Change.

All cure periods provided for in this Section 9.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

The provisions above with respect to Events of Default set forth in clauses (a), (c) (but solely with respect to defaults in the performance of or compliance with any term contained in Section 6.2(d), Section 7.1(c) (but solely with respect to licenses of Material Dextenza Intellectual Property) and Section 7.11 (but solely with respect to Material Agreements related to Dextenza), (f) and (i) (but solely with respect to Liens granted under Section 4.1(c)), shall survive payment in full of the Obligations (other than the MoIC Hurdle Amount and inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and continue until such time the remaining MoIC Hurdle Amount has been paid.

9.2Rights and Remedies.

(a)Upon the occurrence and during the continuance of an Event of Default, Agent may, and at the written direction of the Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all

Obligations immediately due and payable (but if an Event of Default described in Section 9.1(f) occurs all Obligations shall be immediately due and payable without any action by Agent or the Lenders), or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between any Credit Party and Agent and/or the Lenders (but if an Event of Default described in Section 9.1(f) occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or the Lenders shall be immediately terminated without any action by Agent or the Lenders); provided that to the extent an Event of Default described in Section 9.1(j) occurs (and is the only Event of Default then existing), the Agent and the Lenders shall not be permitted to declare the remaining unpaid MoIC Hurdle Amount immediately due and payable (but shall be permitted to declare all other Obligations immediately due and payable).

(b)Without limiting the rights of Agent and Lenders set forth in Section 9.2(a) above, upon the occurrence and during the continuance of an Event of Default, Agent shall have the right, without notice or demand, to do any or all of the following:

(i)to the extent permitted by applicable law, with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, and foreclose upon and/or sell, lease or liquidate, the Collateral, in whole or in part;

(ii)apply to the Obligations (A) any balances and deposits of any Credit Party that Agent or any Lender or any Affiliate of Agent or a Lender holds or controls, or (B) any amount held or controlled by Agent or any Lender or any Affiliate of Agent or a Lender owing to or for the credit or the account of any Credit Party;

(iii)settle, compromise or adjust and grant releases with respect to disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing any Credit Party money of Agent’s security interest in such funds, and verify the amount of such Account;

(iv)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates.  Agent may also render any or all of the Collateral unusable at a Credit Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs.  Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(v)pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred;

(vi)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral.  Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral (and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof) and, in connection with Agent’s exercise of its rights under this Article 9, Borrower’s rights under all licenses and all franchise agreements shall be deemed to inure to Agent for the benefit of the Lenders;

(vii)place a “hold” on any account maintained with Agent or the Lenders or any

Affiliate of Agent or a Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(viii)demand and receive possession of the Books of Borrower and the other Credit Parties; and

(ix)exercise all other rights and remedies available to Agent under the Financing Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.3Notices.  Any notice that Agent is required to give to a Credit Party under the Code of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least ten (10) days prior to such action.

9.4Protective Payments.  If any Credit Party fails to pay or perform any covenant or obligation under this Agreement or any other Financing Document, Agent may pay or perform such covenant or obligation, and all amounts so paid by Agent are Protective Advances and immediately due and payable, bearing interest at the then highest applicable rate for the Credit Facilities hereunder, and secured by the Collateral.  No such payments or performance by Agent shall be construed as an agreement to make similar payments or performance in the future or constitute Agent’s waiver of any Event of Default.

9.5Liability for Collateral No Waiver; Remedies Cumulative.  So long as Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent and the Lenders, Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.  Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Financing Document shall not waive, affect, or diminish any right of Agent thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Agent and then is only effective for the specific instance and purpose for which it is given.  Agent’s rights and remedies under this Agreement and the other Financing Documents are cumulative.  Agent has all rights and remedies provided under the Code, by Law, or in equity.  Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of Default is not a continuing waiver.  Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.6Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (i) Borrower, for itself and the other Credit Parties, irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower and the Credit Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (ii) unless the Agent and the Lenders shall agree otherwise, the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Protective Advances; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of the Credit Parties owing to Agent or any Lender under the Financing Documents.  Borrower shall remain fully liable for any deficiency.  Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  Unless the Agent and the Lenders shall agree otherwise, in carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

9.7Waivers.

(a)Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower waives:  (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents and hereby ratifies and confirms whatever Agent or Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s entry upon the premises of Borrower, the taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws.  Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b)Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c)To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Credit Facilities or to any subsequent disbursement of Credit Extensions, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future Credit Extensions and Agent may at any time after such acquiescence require Borrower to comply with all such requirements.  Any forbearance by Agent or a Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Credit Facilities, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Financing Documents or as a reinstatement of the Obligations or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents.  Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment.  The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Obligations, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d)Without limiting the generality of anything contained in this Agreement or the other Financing Documents, Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrower and the Financing Documents and other security instruments or agreements securing the Obligations have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrower’s obligations under the Financing Documents.

(e)Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrower’s obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrower’s obligations under the Financing Documents.  To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

9.8Injunctive Relief.  The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein.  However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.  Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief.  By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section 9.8 as if this Section 9.8 were a part of each Financing Document executed by such Credit Party.

10NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Financing Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (if an email address is specified herein); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address  or email address indicated below.  Any of Agent, Lender or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Article 10.

If to Borrower:

Ocular Therapeutix, Inc.

24 Crosby Drive

Bedford, MA 01730

Attention: Chief Financial Officer

E-Mail: dnotman@ocutx.com

with copies to:

Ocular Therapeutix, Inc.

24 Crosby Drive

Bedford, MA 01730

Attention: General Counsel

E-Mail: PStrassburger@ocutx.com

and

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Mischi a Marca

Email: gmamarca@cooley.com

and

WilmerHale

60 State Street

Boston, MA 02109

Attention: Stuart Falber

Email: stuart.falber@wilmerhale.com

If to Agent or Barings (or any of its Affiliates or Approved Funds) as a Lender:

Barings Finance LLC

300 South Tryon Street, Suite 2500

Charlotte, North Carolina 28202

Attn: Jason Schooley

Facsimile: (412) 226-2227

Email: AdminAgent@Barings.com

If to any Lender other than Barings: at the address set forth on the signature pages to this Agreement or provided to Borrower as a notice address for such Lender in connection with any assignment hereunder.

11CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER; CONFESSION OF JUDGMENT

11.1THIS AGREEMENT, EACH SECURED PROMISSORY NOTE AND EACH OTHER FINANCING DOCUMENT, AND THE RIGHTS, REMEDIES AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR SUCH FINANCING DOCUMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES AND ALL OTHER MATTERS RELATING HERETO, THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS.  NOTWITHSTANDING THE FOREGOING, AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR

PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT AND LENDERS (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 11.1) DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE AGENT’S AND LENDERS’ RIGHTS AGAINST BORROWER OR ITS PROPERTY.  BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINTS, AND OTHER PROCESS ISSUED IN SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS, AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN ARTICLE 10 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER TO OCCUR OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAIL, PROPER POSTAGE PREPAID.

11.2TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE FINANCING DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11.3Borrower, Agent and each Lender agree that each Credit Extension (including those made on the Closing Date) shall be deemed to be made in, and the transactions contemplated hereunder and in any other Financing Document shall be deemed to have been performed in, the State of New York.

11.4CONFESSION OF JUDGMENT.  UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, BORROWER AUTHORIZES ANY ATTORNEY ADMITTED TO PRACTICE BEFORE ANY COURT OF RECORD IN THE UNITED STATES OR THE CLERK OF SUCH COURT TO APPEAR ON BEHALF OF SUCH BORROWER IN ANY COURT IN ONE OR MORE PROCEEDINGS, OR BEFORE ANY CLERK THEREOF OR PROTHONOTARY OR OTHER COURT OFFICIAL, AND TO CONFESS JUDGMENT AGAINST BORROWER IN FAVOR OF AGENT (FOR THE BENEFIT OF ALL LENDERS) IN THE FULL AMOUNT DUE ON THIS AGREEMENT (INCLUDING PRINCIPAL, ACCRUED INTEREST AND ANY AND ALL CHARGES, FEES AND COSTS) PLUS ATTORNEYS’ FEES EQUAL TO FIFTEEN PERCENT (15%) OF THE AMOUNT DUE (EXCEPT THAT AGENT SHALL NOT SEEK TO COLLECT AN AMOUNT IN EXCESS OF ITS ACTUAL ATTORNEYS’ FEES), PLUS COURT COSTS, ALL WITHOUT PRIOR NOTICE OR OPPORTUNITY OF SUCH BORROWER FOR PRIOR HEARING.  BORROWER AGREES AND CONSENTS THAT VENUE AND JURISDICTION SHALL BE PROPER IN THE CIRCUIT COURT OF ANY COUNTY OF THE STATE OF NEW YORK.  THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, OR BY ANY IMPERFECT EXERCISE THEREOF, AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO; SUCH AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS AGENT SHALL DEEM NECESSARY, CONVENIENT, OR PROPER.

12GENERAL PROVISIONS

12.1Successors and Assigns.

(a)This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Agent’s and each Lender’s prior written consent (which may be granted or withheld in Agent’s or such Lender’s discretion).  Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Applicable Commitment and/or Credit Extensions, together with all related obligations of such Lender hereunder; provided that such assignment does not result in any adverse tax impact to Borrower.  Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Agent shall have received and accepted an effective assignment agreement in form and substance acceptable to Agent, executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Agent reasonably shall require.  Notwithstanding anything set forth in this Agreement to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  If requested by Agent, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of an Applicable Commitment or Credit Extension to an assignee hereunder, (ii) make Borrower’s management available to meet with Agent and prospective participants and assignees of Applicable Commitments or Credit Extensions and (iii) assist Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of an Applicable Commitment or Credit Extension reasonably may request.

(b)From and after the date on which the conditions described above have been met, (i) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such assignment agreement, shall have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment agreement, shall be released from its rights and obligations hereunder (other than those that survive termination).  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective assignment agreement, Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) secured notes in the aggregate principal amount of the Eligible Assignee’s Credit Extensions or Applicable Commitments (and, as applicable, secured promissory notes in the principal amount of that portion of the principal amount of the Credit Extensions or Applicable Commitments retained by the assigning Lender).

(c)Agent, through its servicer, acting solely for this purpose as an agent of Borrower, shall maintain at its servicer’s offices located in Charlotte, North Carolina a copy of each assignment agreement delivered to it and a Register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount (and stated interest) of the Credit Extensions owing to, such Lender pursuant to the terms hereof (the “Register”).  The entries in such Register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”).  The entries in the Participant Registers shall be conclusive.  Each Participant Register shall be available for inspection by Borrower and the Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any

Financing Document) to any Person (including Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)Notwithstanding anything to the contrary contained in this Agreement, the Credit Extensions (including any Secured Promissory Notes evidencing such Credit Extensions) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Credit Extensions shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Agreement shall be construed so that the Credit Extensions are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986 as amended and Section 5f.103-1(c) of the United States Treasury Regulations.

12.2Indemnification.

(a)Borrower hereby agrees to promptly pay (i) all costs and expenses of Agent (including, without limitation, the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; and (iv) all costs and expenses incurred by Agent or Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.

(b)Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the Credit Facilities, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

(c)Notwithstanding any contrary provision in this Agreement, the obligations of Borrower under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.  NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO ANY CREDIT PARTY OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

12.3Time of Essence.  Time is of the essence for the payment and performance of the Obligations in this Agreement.

12.4Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5Correction of Financing Documents.  Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Financing Documents consistent with the agreement of the parties.

12.6Integration.  This Agreement and the Financing Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Financing Documents merge into this Agreement and the Financing Documents.

12.7Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.  Delivery of an executed signature page of this Agreement by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.8Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than the MoIC Hurdle Amount and inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify each Lender and Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.  The obligations set forth herein related to the MoIC Hurdle Amount shall survive as set forth herein.  All powers of attorney and appointments of Agent or any Lender as Borrower’s attorney in fact hereunder, and all of Agent’s and Lenders’ rights and powers in respect thereof, are coupled with an interest, are irrevocable until all Obligations (other than the MoIC Hurdle Amount and inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed and Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

12.9Confidentiality.  In handling any confidential information of Borrower, each of the Lenders and Agent shall use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Financing Document and designated in writing by any Credit Party as confidential, but disclosure of information may be made: (a) to the Lenders’ and Agent’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions; (c) as required by Law, regulation, subpoena, order or other legal, administrative, governmental or regulatory request; (d) to regulators or as otherwise required in connection with an examination or audit, or to any nationally recognized rating agency; (e) as Agent or any Lender considers appropriate in exercising remedies under the Financing Documents; (f) to financing sources that are advised of the confidential nature of such information and are instructed to keep such information confidential; (g) to third party service providers of the Lenders and/or Agent so long as such service providers are bound to such Lender or Agent by obligations of confidentiality; (h) to the extent necessary or customary for inclusion in league table measurements; and (i) in connection with any litigation or other proceeding to which such Lender or Agent or any of their Affiliates is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Affiliates referring to a Lender or Agent or any of their Affiliates.  Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Agent’s possession when disclosed to the Lenders and/or Agent, or becomes part of the public domain after disclosure to the Lenders and/or Agent; or (ii) is disclosed to the Lenders and/or Agent by a third party, if the Lenders and/or Agent does not know that the third party is prohibited from disclosing the information.  Agent and/or Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Agent and/or Lenders, as applicable, do not disclose Borrower’s identity or the identity of any Person associated with Borrower unless otherwise permitted by this Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.  The agreements provided under this Section 12.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.9.

12.10Right of Set-off.  Borrower hereby grants to Agent and to each Lender, a lien, security interest and right of set-off as security for all Obligations to Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or the Lenders or any entity under the control of Agent or the Lenders (including an Agent or Affiliate of a Lender) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or the Lenders may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11[Reserved].

12.12No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.13Approvals.  Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement or the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

12.14Amendments; Required Lenders; Inter-Lender Matters.

(a)No amendment, modification, termination or waiver of any provision of this Agreement or any other Financing Document, no approval or consent thereunder, or any consent to any departure by Borrower therefrom (in each case, other than amendments, waivers, approvals or consents deemed ministerial by Agent), shall in any event be effective unless the same shall be in writing and signed by Borrower, Agent and Required Lenders.  Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of the “Lenders” shall require the written consent of Required Lenders.

(b)No amendment, modification, termination or waiver of any provision of this Agreement or any other Financing Document shall, unless in writing and signed by Agent and by each Lender directly affected thereby: (i) increase or decrease the Applicable Commitment of any Lender (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on any Obligation or the amount of any fees payable hereunder, (iii) postpone the date fixed for or waive any payment of principal of or interest on any Credit Extension, or any fees or reimbursement obligation hereunder, (iv) release all or substantially all of the Collateral, or consent to a transfer of any of the Intellectual Property, in each case, except as otherwise expressly permitted in the Financing Documents (which shall be deemed to affect all Lenders), (v) subordinate the lien granted in favor of Agent securing the Obligations (which shall be deemed to affect all Lenders, except as otherwise provided below), (vi) release a Credit Party from, or consent to a Credit Party’s assignment or delegation of, such Credit Party’s obligations hereunder and under the other Financing Documents or any Guarantor from its guaranty of the Obligations (which shall be deemed to affect all Lenders) or (vii) amend, modify, terminate or waive this Section 12.14(b) or the definition of “Required Lenders” or “Pro Rata Share” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender.  For purposes of the foregoing, no Lender shall be deemed affected by (i) waiver of the imposition of the Default Rate or imposition of the Default Rate to only a portion of the Obligations, (ii) waiver of the accrual of late charges, (iii) waiver of any fee solely payable to Agent under the Financing Documents, (iv) subordination of a lien granted in favor of Agent provided such subordination is limited to equipment being financed by a third party providing Permitted Indebtedness.  Notwithstanding any provision in this Section 12.14 to the contrary, no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent hereunder shall be effective unless signed by Agent and Required Lenders.

(c)Agent shall not grant its written consent to any deviation or departure by Borrower or any Credit Party from the provisions of Article 7 without the prior written consent of the Required Lenders.  Required Lenders shall have the right to direct Agent to take any action described in Section 9.2(b).  Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all remedies referenced in Section 9.2 without the written consent of Required Lenders following the occurrence of an “Exigent Circumstance” (as defined below).  All matters requiring the satisfaction or acceptance of Agent in the definition of “Permitted Convertible Indebtedness” shall further require the further satisfaction or acceptance of Required Lenders.  Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise.  As used in this Section 12.14(c), “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Agent, imminently threatens the ability of Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Agent, could result in a material diminution in value of the Collateral.

12.15[Reserved].

12.16Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.17USA PATRIOT Act Notification.  Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrower in accordance with the USA PATRIOT Act.

13AGENT

13.1Appointment and Authorization of Agent.  Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Document, together with such powers as are reasonably incidental thereto.  The provisions of this Article 13 (other than Section 13.11) are solely for the benefit of Agent and Lenders and none of Credit Parties nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  The duties of Agent shall be mechanical and administrative in nature.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Financing Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Financing Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (a) act as collateral agent for Agent and each Lender for purposes of holding and the perfection of all liens created by the Financing Documents and all other purposes stated therein, (b) manage, supervise and otherwise deal with the Collateral, (c) take such other action as is necessary or desirable to maintain the perfection and priority of the liens created or purported to be created by the Financing Documents, (d) except as may be otherwise specified in any Financing Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Financing Documents, applicable law or otherwise and (e) execute any amendment, consent or waiver under the Financing Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

13.2Successor Agent.

(a)Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) fifty percent (50%) or more of the

Credit Extensions or Applicable Commitments then held by Agent (in its capacity as a Lender), in each case without the consent of the Lenders or Borrower.  Following any such assignment, Agent shall give notice to the Lenders and Borrower.  An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b)Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrower and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this subsection (b).

(c)Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this subsection (c)).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article 13 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

13.3Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Financing Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.  Any such Person to whom Agent delegates a duty shall benefit from this Article 13 to the extent provided by Agent.

13.4Liability of Agent.  Except as otherwise provided herein, no “Agent-Related Person” (as defined below) shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Financing Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Financing Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document, or for any failure of any Credit Party or any other party to any Financing Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Document, or to inspect the Collateral, other properties or books or records of any Credit Party or any Affiliate thereof.  The term “Agent-Related Person” means the Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys-in-fact of such Persons; provided, however, that no Agent-Related Person shall be an Affiliate of Borrower.

13.5Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under any Financing Document (a) if such action would, in the opinion of Agent, be contrary to law or any Financing Document, (b) if such action would, in the opinion of Agent, expose Agent to any potential liability under any law, statute or regulation or (c) if Agent shall not first have received such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Document in accordance with a request or consent of all Lenders (or Required Lenders where authorized herein) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

13.6Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless Agent shall have received written notice from a Lender or Borrower, describing such default or Event of Default.  Agent will notify the Lenders of its receipt of any such notice.  While an Event of Default has occurred and is continuing, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as Agent shall deem advisable or in the best interest of the Lenders, including without limitation, satisfaction of other security interests, liens or encumbrances on the Collateral not permitted under the Financing Documents, payment of taxes on behalf of Borrower or any other Credit Party or Subsidiary, payments to landlords, warehouseman, bailees and other Persons in possession of the Collateral and other actions to protect and safeguard the Collateral, and actions with respect to insurance claims for casualty events affecting a Credit Party and/or the Collateral.

13.7Credit Decision; Disclosure of Information by Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and/or the Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent herein, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Subsidiary which may come into the possession of any Agent-Related Person.

13.8Indemnification of Agent.  Whether or not the transactions contemplated hereby are consummated, each Lender shall, severally and pro rata based on its respective Pro Rata Share, indemnify upon demand each

Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities (which shall not include legal expenses of Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.8. Without limitation of the foregoing, each Lender shall, severally and pro rata based on its respective Pro Rata Share, reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Protective Advances incurred after the closing of the transactions contemplated by this Agreement) incurred by Agent (in its capacity as Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section 13.8 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Agent.

13.9Agent in its Individual Capacity.  With respect to its Credit Extensions, Barings shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Agent, and the terms “Lender” and “Lenders” include Barings in its individual capacity.  Barings and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party and any of their Affiliates and any person who may do business with or own securities of any Credit Party or any of their Affiliates, all as if Barings were not Agent and without any duty to account therefor to Lenders.  Barings and its Affiliates may accept fees and other consideration from a Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges the potential conflict of interest between Barings as a Lender holding disproportionate interests in the Credit Extensions and Barings as Agent, and expressly consents to, and waives, any claim based upon, such conflict of interest.

13.10Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, Agent (irrespective of whether the principal of any Credit Extension, shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on such Credit Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent allowed in such judicial proceeding); and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, including Protective Advances.  To the extent that Agent fails timely to do so, each Lender may file a claim relating to such Lender’s claim.

13.11Collateral and Guaranty Matters.  The Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Credit Party and any Lien on any Collateral granted to or held by Agent under any Financing Document upon the date that all Obligations due hereunder have been fully and indefeasibly paid in full and no Applicable Commitments or other obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, (b) release any Lien on any Collateral that is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Financing Document,(c) release any Lien on any Collateral (other than the Retained Collateral) upon payment in full of the Obligations (other than the MoIC Hurdle Amount and inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), (d) release any Lien on any Retained Collateral once the MoIC Hurdle Amount has been paid and (e) enter into non-disturbance and similar agreements in connection with the licensing of Intellectual Property permitted hereunder.  Upon request by Agent at any time, all Lenders will confirm in writing Agent’s authority to release its interest in particular types or items of Collateral pursuant to this Section 13.11.

In each case as specified in this Section 13.11, the Agent will (and each Lender irrevocably authorizes the Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Financing Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its guaranty of the Obligations, or enter into a non-disturbance or similar agreement, in each case in accordance with the terms of the Financing Documents and this Section 13.11.

13.12Advances; Payments; Non-Funding Lenders.

(a)Advances; Payments.  If Agent receives any payment for the account of Lenders on or prior to 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day. To the extent that any Lender has failed to fund any Credit Extension (a “Non-Funding Lender”), Agent shall be entitled to set-off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b)Return of Payments.

(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Credit Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the Federal Funds Rate for the first Business Day and thereafter, at the rate otherwise applicable to such Obligation) from such Lender on demand without set-off, counterclaim or deduction of any kind.

(ii)If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Credit Party or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Credit Party or such other person, without set-off, counterclaim or deduction of any kind.

13.13Miscellaneous.

(a)Neither Agent nor any Lender shall be responsible for the failure of any Non-Funding Lender to make a Credit Extension or make any other advance required hereunder.  The failure of any Non-Funding Lender to make any Credit Extension or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Credit Extension or payment required by it, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Credit Extension or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lender” hereunder) for any voting or consent rights under or with respect to any Financing Document.  At Borrower’s request, Agent or a person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such person, all of the Applicable Commitments and all of the outstanding Credit Extensions of that Non-Funding Lender for an amount equal to the principal balance of the Credit Extensions held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement reasonably acceptable to Agent.

(b)Each Lender shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Credit Extension and the ratable distribution of interest, fees and reimbursements paid or made by any Credit Party.  Notwithstanding the foregoing, if this Agreement requires payments of principal and interest to be made directly to the Lenders, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to the Agent (for Agent to redistribute to itself and the Lenders in a manner to ensure the payment to Agent of any sums due Agent hereunder and the ratable repayment of each Lender’s portion of any Credit Extension and the ratable distribution of interest, fees and reimbursements) such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Agent.  If any payment or distribution of any kind or character, whether in cash, properties or securities and whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, shall be received by a Lender in excess of its ratable share, then (i) the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for application to the payments of amounts due on the other Lender’s claims, or, in the case of Collateral, shall hold such Collateral for itself and as agent and bailee for the Agent and other Lenders and (ii) such Lender shall promptly advise the Agent of the receipt of such payment, and, within five (5) Business Days of such receipt and, in the case of payments and distributions, such Lender shall purchase (for cash at face value) from the other Lenders (through the Agent), without recourse, such participations in the Credit Extension made by the other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the respective Pro Rata Shares of the Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of a Credit Party from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest; provided, further, that the provisions of this Section 13.13(b)  shall not be construed to apply to (x) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or the other Financing Documents, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Applicable Commitment pursuant to Section 12.1.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.13(b) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  No documentation other than notices and the like shall be required to implement the terms of this Section 13.13(b).  The Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 13.13(b) and shall in each case notify the Lenders following any such purchases.

14DEFINITIONS

In addition to any terms defined elsewhere in this Agreement, or in any schedule or exhibit attached hereto, as used in this Agreement, the following terms have the following meanings:

“Acceptable Intercreditor Agreement” means after payment in full of the Obligations (other than the MoIC Hurdle Amount and inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), with respect to any Senior Debt Provider of the Borrower (or it successor after a Change in Control), a customary pari passu intercreditor agreement between Agent, on behalf of itself and the Lenders hereunder and the Senior Debt Provider, in form and substance reasonably satisfactory to Lenders, pursuant to which the Agent’s and Lenders’ security interest in the Retained Collateral shall be secured on a pari passu basis with the Senior Debt Provider’s security interest in the Retained Collateral; provided that such intercreditor agreement may allow the Senior Debt Provider to control enforcement actions over the shared Collateral and shall contain a customary waterfall pursuant to which the Agent, on behalf of the Lenders, shall be entitled to proceeds from the disposition of any common collateral equal to the lesser of (A) 3.5% of the proceeds from such disposition, after payment of all fees, costs and expenses (including attorneys’ fees and costs) in connection with such disposition and any other costs or expenses incurred in connection with the enforcement of any right or remedy thereunder and (B) the remaining unpaid MoIC Hurdle Amount.

“Access Agreement” means a landlord consent, bailee letter or warehouseman’s letter, in form and substance reasonably satisfactory to Agent, in favor of Agent executed by such landlord, bailee or warehouseman, as applicable, for any third party location.

“Account” means any “account”, as defined in the Code, with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” means any “account debtor”, as defined in the Code, with such additions to such term as may hereafter be made.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of another Person, or of any business, product, business line or product line, division or other unit of operation of any Person, or (b) the acquisition of  more than fifty percent (50%) of the equity interests of any Person or otherwise causing any Person to become a Subsidiary of Borrower.

“Additional Convertible Indebtedness” means any unsecured notes issued by the Borrower that are convertible into shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof; provided that the Indebtedness thereunder must satisfy each of the following conditions: (i) the outstanding principal amount of such Additional Convertible Indebtedness shall not exceed $250,000,000 at any time, (ii) both immediately prior to and after giving effect (including pro forma effect) thereto, no Event of Default shall exist or result therefrom, (iii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled or otherwise required payments of principal prior to, the date that is 180 calendar days after the Maturity Date (it being understood that neither (x) any provision requiring an offer to purchase such Indebtedness as a result of events of default, change of control or other fundamental change, nor (y) any early conversion of any Additional Convertible Indebtedness in accordance with the terms thereof, in each case, shall violate the foregoing restriction), (iv) the terms, conditions and covenants of such Indebtedness must be customary for convertible Indebtedness of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith), (v) such

Indebtedness is not guaranteed by any Subsidiary of the Borrower unless the Obligations are also guaranteed by such Subsidiary, and (vi) the regular interest rate accruing on such Additional Convertible Indebtedness shall not exceed 6.0% per annum.

“Affiliate” means, with respect to any Person, a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” means, Barings, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders, together with its successors and assigns.

“Agreement” has the meaning given it in the preamble of this Agreement.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Commitment” has the meaning given it in Section 2.2.

“Applicable Floor” means for the Credit Facility the per annum rate of interest specified on the Credit Facility Schedule; provided, however, that for the Applicable Prime Rate, the Applicable Floor is a per annum rate that is one hundred (100) basis points above the Applicable Floor for the Applicable Term SOFR Rate.

“Applicable Index Rate” means, for any Applicable Interest Period, the rate per annum determined by Agent equal to the Applicable Term SOFR Rate; provided, however, that in the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Agent or any Lender, make it unlawful or impractical for Agent or such Lender to fund or maintain Obligations bearing interest based upon the Applicable Term SOFR Rate, Agent or such Lender shall give notice of such changed circumstances to Agent and Borrower and the Applicable Index Rate for Obligations outstanding or thereafter extended or made by Agent or such Lender shall thereafter be the Applicable Prime Rate until Agent or such Lender determines (as to the portion of the Credit Extensions or Obligations owed to it) that it would no longer be unlawful or impractical to fund or maintain such Obligations or Credit Extensions at the Applicable Term SOFR Rate. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), as of any Applicable Interest Rate Determination Date, that adequate and fair means do not exist for ascertaining the interest rate applicable to the Credit Facility on the basis provided for herein, then Agent may select a comparable replacement index and corresponding margin.

“Applicable Interest Period” has the meaning specified for the Credit Facility in the Credit Facility Schedule; provided, however, that at any time that the Applicable Prime Rate is the Applicable Index Rate, Applicable Interest Period shall mean the period commencing as of the most recent Applicable Interest Rate Determination Date and continuing until the next Applicable Interest Rate Determination Date or such earlier date as the Applicable Prime Rate shall no longer be the Applicable Index Rate; and provided, further, that at any time the Term SOFR Rate Index is adjusted as set forth in the definition thereof, or re-implemented following invocation of the Applicable Prime Rate as permitted herein, the Applicable Interest Period shall mean the period commencing as of such adjustment or re-implementation and continuing until the next Applicable Interest Rate Determination Date, if any.

“Applicable Interest Rate” means a per annum rate of interest equal to the Applicable Index Rate plus the Applicable Margin.

“Applicable Interest Rate Determination Date” means the second (2nd) Business Day prior to the first (1st) day of the related Applicable Interest Period; provided, however, that at any time that the Applicable Prime Rate is the Applicable Index Rate, Applicable Interest Rate Determination Date means the date of any change in the Base Rate Index; and provided, further, that at any time the Term SOFR Rate Index is adjusted as set forth in the definition thereof, the Applicable Interest Rate Determination Date shall mean the date of such adjustment or the second (2nd) Business Day prior to the first (1st) day of the related Applicable Interest Period, as elected by Agent.

“Applicable Margin” has the meaning specified in the Credit Facility Schedule.

“Applicable Prepayment Fee” has the meaning given it in the Credit Facility Schedule for such Credit Facility.

“Applicable Prime Rate” means, for any Applicable Interest Period, the rate per annum, determined by Agent (rounded upwards, if necessary, to the next 1/100th%), equal to the greater of (a) the Applicable Floor and (b) the Base Rate Index.

“Applicable Term SOFR Rate” means, for any Applicable Interest Period, the rate per annum, determined by Agent (rounded upwards, if necessary, to the next 1/100th%), equal to the greater of (a) the Applicable Floor and (b) the Term SOFR Rate Index.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Barings” has the meaning given it in the preamble of this Agreement.

“Base Rate Index” means, for any Applicable Interest Period, the rate per annum, determined by Agent (rounded upwards, if necessary, to the next 1/100th%) as being the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate Index.

“Blocked Person” means: (a) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Books” means all of books and records of a Person, including ledgers, federal and state tax returns, records regarding the Person’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” mean the entity described in the first paragraph of this Agreement and its successors and permitted assigns.

“Borrowing Resolutions” means, with respect to any Person, those resolutions, in form and substance satisfactory to Agent, adopted by such Person’s Board of Directors or other appropriate governing body and delivered by such Person to Agent approving the Financing Documents to which such Person is a party and the transactions contemplated thereby, as well as any other approvals as may be necessary or desired to approve the entering into the Financing Documents or the consummation of the transactions contemplated thereby or in connection therewith.

“Business Day” means any day that is not (a) a Saturday or Sunday, (b) a day on which Agent is closed or (c) any day on which commercial banks are closed for commercial banking business in Boston, Massachusetts and Charlotte, North Carolina.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than any Permitted Holder or any trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing fifty percent (50%) or more of the combined voting power of Borrower’s then outstanding securities; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower was approved by a majority vote of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) the occurrence of any “change in control” or any term of similar effect under any Material Indebtedness; (d) unless otherwise permitted under Section 7.2 or 7.3, Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries; or (e) the occurrence of any “Corporate Transaction” as defined in the note of the Existing Convertible Indebtedness or any “fundamental change” event as defined in the indenture (or such other governing document) of the Additional Convertible Indebtedness.

“Chattel Paper” means any “chattel paper”, as defined in the Code, with such additions to such term as may hereafter be made, and includes, without limitation, all tangible and electronic chattel paper.

“Closing Date” has the meaning given it in the preamble of this Agreement.

“Code” means the Uniform Commercial Code in effect on the date hereof, as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, that to the extent that the Code is used to define any term herein or in any Financing Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; and provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the other Financing Documents, including, without limitation, all of the property described in Exhibit A hereto; provided that “Collateral” shall not include any Excluded Assets.

“Collateral Account” means any Deposit Account, Securities Account or Commodity Account.

“Commitment Commencement Date” has the meaning given it in the Credit Facility Schedule.

“Commitment Termination Date” has the meaning given it in the Credit Facility Schedule.

“Commodity Account” means any “commodity account”, as defined in the Code, with such additions to such term as may hereafter be made.

“Communication” has the meaning given it in Article 11.

“Compliance Certificate” means a certificate, duly executed by an authorized officer of Borrower, appropriately completed and substantially in the form of Exhibit B.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the Ordinary Course of Business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.  Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement shall not constitute a Contingent Obligation of the Borrower.

“Control Agreement” means any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account or Commodity Account.

“Credit Extension” means an advance or disbursement of proceeds to or for the account of Borrower in respect of a Credit Facility.

“Credit Extension Form” means that certain form attached hereto as Exhibit C, as the same may be from time to time revised by Agent.

“Credit Facility” means a credit facility specified on the Credit Facility Schedule.

“Credit Party” means Borrower and each Guarantor; and “Credit Parties” means all such Persons, collectively.

“Default” means any fact, event or circumstance which with notice or passage of time or both, could constitute an Event of Default.

“Default Rate” has the meaning given it in Section 2.3(b).

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Funding Account” is Borrower’s Deposit Account, account number 3300540510, maintained with Silicon Valley Bank and over which Agent will be granted control for the ratable benefit of all Lenders.

“Dextenza” means the dexamethasone ophthalmic insert used for the treatment of post-surgical ocular pain.

“Dextenza Incept License” means the April 2007 license agreement between the Company and Incept, LLC, subsequently amended in January 2012 and further amended in September 2018.

“Dextenza Payment Date” has the meaning given it in Section 6.2(d).

“Dextenza Royalty” has the meaning given it in Section 2.3(e).

“Dextenza Royalty Payment” has the meaning given it in Section 2.3(e).

“Disqualified Stock”: any equity interest or equity linked security that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event (other than a change of control or similar event), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the latest Maturity Date of this Agreement.  Notwithstanding the preceding sentence, any equity interests that would constitute Disqualified Stock solely because the holders of the equity interests have the right to be paid upon liquidation, dissolution, winding up or pursuant to such other applicable statutory or regulatory obligations of the issuer of such equity interests will not constitute Disqualified Stock if the terms of such equity interests provide that such payments may not be made with respect to such equity interests unless such payments are made after the full repayment and termination of this Agreement.

“Dollars,” “dollars” and “$” each means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof, the District of Columbia, or any other jurisdiction within the United States.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include any Credit Party or any Subsidiary of a Credit Party.  Notwithstanding the foregoing, in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party becoming an assignee incident to such forced divestiture.

“Environmental Law” means all any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority and/or Required Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Equipment” means all “equipment”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Raise Proceeds” means any net cash proceeds received by Borrower (or another Credit Party) from the issuance of equity interests or other equity-linked securities, in each case other than Disqualified Stock, of Borrower (or such Credit Party) after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all regulations promulgated thereunder.

“Event of Default” has the meaning given it in Section 9.1.

“Excluded Accounts” means, collectively, (a) Deposit Accounts or Securities Account established exclusively for the purpose of funding payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of employees, (b) escrow accounts, trust accounts and any cash collateral accounts securing Permitted Liens and (c) any zero balance account (provided, that the available balance of each such zero balance account is automatically swept on a daily basis into another account that is subject to a Control Agreement).

“Excluded Assets” means, collectively, (a) Permitted Acquired Assets and equity interests of any Permitted SPV, (b) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, (c) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the Code), (d) more than 65% of the issued and outstanding shares of equity interests in any Foreign Subsidiary or FSHCO, in each case, that is not a Material Subsidiary, which shares of equity interests entitle the holder thereof to vote for directors or any other matter and (e) any property, right or asset held by Borrower to the extent that a grant of a security interest therein is prohibited by applicable law.

“Exigent Circumstance” has the meaning given it in Section 12.14.

“Existing Convertible Indebtedness” means the Indebtedness under the Borrower’s Senior Subordinated Convertible Note in the original principal amount of $37,500,000 issued to Cap 1 LLC pursuant to the Note Purchase Agreement; provided that the Indebtedness thereunder shall be subject to a subordination agreement in form and substance reasonably satisfactory to the Agent.

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code of 1986, as amended, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, and (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the U.S. government or any governmental or taxation authority in the United States.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Fee Letter” means the fee letter agreement among Borrower and Agent dated as of the date hereof.

“Financing Documents” means, collectively, this Agreement, the Perfection Certificate, the Fee Letter(s), the Subordination Agreement, each note and guarantee executed by one or more Credit Parties in connection with the indebtedness governed by this Agreement, and each other present or future agreement executed by one or more

Credit Parties and, or for the benefit of, the Lenders and/or Agent in connection with this Agreement, all as amended, restated, or otherwise modified from time to time.

“Foreign Lender” has the meaning given it in Section 2.3(h)(iii).

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary substantially all the assets of which are equity interests and/or Indebtedness of (a) one or more Foreign Subsidiaries that are CFCs and/or (b) other Domestic Subsidiaries that are described in this definition.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” means all “general intangibles”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable Law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including, without limitation, key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any present or future guarantor of the Obligations.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including:  (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Immaterial Subsidiary” means, as of the most recent fiscal year of the Borrower for which financial statements have been delivered pursuant to Section 6.2(a), any Foreign Subsidiary of the Borrower (x) having total assets (as determined in accordance with GAAP) with a book value of no more than 2.5% of the consolidated total assets of the Borrower and Subsidiaries as of the end of such fiscal year or (y) having contributed no more than 2.5% of the consolidated revenues of the Borrower and Subsidiaries for such period; provided, however, that (a) total assets (as determined in accordance with GAAP) of all Immaterial Subsidiaries shall not have a book value in excess of 5% of the consolidated total assets of the Borrower and Subsidiaries as of the end of such fiscal year, and (b) the total revenues (as so determined) contributed by all Immaterial Subsidiaries shall not be in excess of 5% of the consolidated total revenues of the Borrower and Subsidiaries for such period, provided, further, in each case with respect to clauses (a) and (b) above, that the Borrower may designate any Immaterial Subsidiary as a Material Subsidiary in order to cause the above required terms to be satisfied.

“Indebtedness” means (a) indebtedness for borrowed money (including the Obligations) or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (f) obligations of another Person secured by a Lien on any asset of such Person, (g) “earn-outs”, (h) purchase price adjustments, deferred purchase money amounts and similar payment obligations of such Person arising out of purchase and sale contracts (other than royalties, but including any such obligations arising under revenue interest financing), (i) all Indebtedness of others guaranteed by such Person, (j) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person, and (k) Contingent Obligations. Notwithstanding anything to the contrary in the foregoing, obligations under any Permitted Call Spread Agreement or operating leases shall not constitute Indebtedness.

“Indemnified Liabilities” means those liabilities described in Section 12.2(a) and (b).

“Indemnitee” has the meaning given it in Section 12.2.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency Law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” includes without limitation, (a) all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished (“Copyrights”), (b) any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same (“Patent Rights”), (c) trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not (“Trademarks”), (d) know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions (“Technical

Information”), and (e) any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Inventory” means all “inventory”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make any acquisition of all or substantially all of the assets of another Person, or of any business, product, business line or product line, division or other unit of operation of any Person or (c) make or purchase any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person.

“Joinder Requirements” has the meaning set forth in Section 6.8.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, guidance, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party or any Subsidiary in any particular circumstance.

“Lender” means any one of the Lenders.

“Lenders” means the Persons identified on the Credit Facility Schedule as amended from time to time to reflect assignments made in accordance with this Agreement.

“Liquidity” means, the sum of all unrestricted cash or cash equivalents of Borrower and its Subsidiaries held in Collateral Accounts that are subject to a Control Agreement; provided that until the date that is thirty (30) days after the Closing Date (or such later date as Agent may agree in writing in its sole discretion), such unrestricted cash and cash equivalents shall not be required to be held in a Collateral Account that is subject to a Control Agreement.

“Lien” means a claim, mortgage, deed of trust, lien, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise against any property.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

“Material Adverse Change” means (a) a material impairment in the perfection or priority of the Agent’s Lien (or any Lender’s Lien therein to the extent provided for in the Financing Documents) in the Collateral; (b) a material impairment in the value of the Collateral; (c) a material adverse change in the business, operations, or condition (financial or otherwise) of any Credit Party; or (d) a material impairment of the ability of the Borrower to repay any portion of the Obligations.

“Material Agreement” means any license, agreement or other contractual arrangement required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as may be amended; provided, however, that “Material Agreements” shall exclude all real estate leases, employment contracts, management contracts and other compensatory plans, contracts or arrangements.

“Material Indebtedness” has the meaning given it in Section 9.1.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary; provided that neither the Securities Subsidiary or the Permitted SPV shall be deemed a Material Subsidiary for all purposes of the Financing Documents.

“Maturity Date” means the earliest to occur of (a) August 2, 2029 and (b) the date that is 91 days prior to the maturity date for the Permitted Convertible Notes.

“Maximum Lawful Rate” has the meaning given it in Section 2.3(g).

“MoIC Cap” means (a) in the event of a MoIC Reduction Event, and provided that such MoIC Reduction Event is evidenced by a signed letter of intent entered into within 6 months of the Closing Date, $16,494,845, (b) in the event of a MoIC Reduction Event but such MoIC reduction Event is not evidenced by a signed letter of intent within 6 months of the Closing Date, $24,742,268, and (c) in all other instances not described in clauses (a) or (b), $82,474,227.

“MoIC Hurdle Amount” means, as of the date of determination, the amount equal to (a) MoIC Cap minus the sum of (i) payments of interest under this Agreement, (ii) payments of any Applicable Prepayment Fees, (iii) Dextenza Royalty Payments and (iv) any optional payments made by Borrower pursuant to the proviso in Section 2.3(e)(i); provided that in no event shall the MoIC Hurdle Amount be less than zero.

“MoIC Reduction Event” means, on or prior to the date which is 12 months after the Closing Date, (a) any Change of Control described in clause (a) of the definition thereof, (b) any merger or consolidation of Borrower as a result of which the holders of Borrower’s common stock immediately prior to such transaction cease to own, directly or indirectly, at least 50% of the outstanding common equity of the continuing or surviving entity, or (c) any sale of all or substantially all assets of Borrower and its Subsidiaries to any Person (other than to a Subsidiary).

“Net Sales” means the “product revenue, net” reported by Borrower in its financial statements in Form 10-Q or 10-K filed with the SEC but only to the extent and limited to such “product revenue, net” generated by Borrower and its Subsidiaries on a consolidated basis from the commercial sales of Dextenza in the United States; provided that (a) in the event such “product revenue, net” is no longer reported by the Borrower (or its successor), “Net Sales” shall mean gross sales revenue generated by Borrower and its Subsidiaries on a consolidated basis from the commercial sales of Dextenza in the United States, less any returns, chargebacks, setoffs, and any other customary sale adjustments or other items actually deducted from gross sales to arrive at net revenue of commercial sales of Dextenza in the United States in accordance with GAAP and (b) in the event Borrower or any Subsidiary grants to any third party any license for the commercialization and sale of Dextenza or any competing product within the United States (other than distribution arrangements where the sales continue to be reported by the Borrower or a Subsidiary), (i) “Net Sales” will include net sales by such licensees (for the avoidance of doubt, without duplication of any Net Sales reported by Borrower and its Subsidiaries), which shall be calculated based on the corresponding definition of net sales in the applicable license agreement permitting such sales and (ii) sales between the Borrower (and/or its Subsidiaries) and licensees shall be disregarded for purposes of calculating “Net Sales”.

“Note Purchase Agreement” means that certain Note Purchase Agreement dated as of February 21, 2019, among Borrower and Cap 1 LLC, as amended, restated, supplemented or otherwise modified to the extent permitted under the Subordination Agreement.

“Obligations” means all of Borrower’s obligations to pay when due any debts, principal, interest, Protective Advances, fees (including the Royalty Fee), Dextenza Royalty Payments, indemnities and other amounts Borrower owes the Agent or Lenders now or later, under this Agreement or the other Financing Documents, including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Agent, and the payment and performance of each other Credit Party’s covenants and obligations under the Financing Documents.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” means, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Closing Date, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary, the ordinary course of business of such Credit Party or Subsidiary, which shall be at arms-length.

“Payment Date” means the first calendar day of each calendar month.

“Perfection Certificate” means the Perfection Certificate delivered to Agent as of the Closing Date, together with any amendments thereto required under this Agreement.

“Permits” means all licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, supplier numbers, marketing authorizations, other authorizations, registrations, permits, consents and approvals, issued or required under Laws.

“Permitted Acquired Product” means the produced disclosed in the Permitted Acquired Product Schedule.

“Permitted Acquired Assets” means (i) the Permitted Acquired Product, (ii) any Intellectual Property and Permits related thereto, Accounts and Inventory thereof, books and records related thereto and such other assets reasonably related thereto, (iii) the proceeds and products of the foregoing clauses (i) and (ii), including, without limitation, any Deposit Account and Securities Account.

“Permitted Acquisition” means any Acquisition of Permitted Acquired Assets which is conducted in accordance with the following requirements:

(i)the acquired business or Person or product is in a line of business currently engaged in by Borrower or its Subsidiary, as applicable, or reasonably similar, ancillary, complementary or related thereto;

(ii)if the acquired Person is or will become a Material Subsidiary, Borrower shall comply with the Joinder Requirements in Section 6.8;

(iii)Borrower shall have delivered to Agent, not less than ten (10) days prior to the date of such Acquisition, notice of such Acquisition together with copies of then-current drafts of all available material documents relating to such Acquisition, and any available historical financial statements for such acquired entity, division or line of business;

(iv)both immediately before and after such Acquisition, (x) no Event of Default shall have occurred and be continuing and (y) the Borrower shall be in compliance with Section 7.14; and

(v)the sum of the purchase price of such proposed new Acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto (excluding for such purpose any earnout or other contingent payments or any reimbursement for research and development expenses but including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is before and after such Acquisition subject to Liens securing the same) shall not exceed Twenty-Five Million Dollars ($25,000,000) for such Acquisition (which, except to the extent of availability pursuant to clause (c) of the definition of Permitted Investments, shall be funded solely by Equity Raise Proceeds and/or the proceeds of Permitted Indebtedness); provided that (x) Acquisition consideration funded by Equity Raise Proceeds in a transaction not resulting in a Change in Control shall be disregarded in determining compliance with this clause (v) and (y) for any Acquisition in which the consideration consists of equity interests of Borrower, in whole or in part, the value of such equity interests shall be disregarded in determining compliance with this clause (v).

“Permitted Call Spread Agreements” means (a) any call option transaction (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), the cash value thereof or a combination thereof from time to time upon exercise of such option in connection with the issuance of Additional Convertible Indebtedness (such transaction, a “Bond Hedge Transaction”) and/or (b) any call option transaction pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (whether such warrant is settled in shares, cash or a combination thereof) entered into by the Borrower in connection with the issuance of Permitted Convertible Indebtedness (such transaction, a “Warrant Transaction”); provided that (i) the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined by Borrower in good faith, (ii) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of the related Permitted Convertible Indebtedness and (iii) in the case of clause (b) above, such call option transactions would be classified as an equity instrument in accordance with GAAP.

“Permitted Contingent Obligations” means (a) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (b) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time outstanding; (c) Contingent Obligations arising under indemnity agreements with title insurers; (d) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Article 7; (e) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any swap contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

and (f) other Contingent Obligations not permitted by clauses (a) through (e) above, not to exceed $100,000 in the aggregate at any time outstanding.

“Permitted Convertible Indebtedness” means, collectively, the Existing Convertible Indebtedness and any Additional Convertible Indebtedness.

“Permitted Holders” means, collectively, (i) Summer Road LLC, (ii) Opaleye Management, LLC, and (iii) any Affiliates of each of the foregoing Persons, and any funds or investment vehicles managed by such Persons.

“Permitted Indebtedness” means:  (a) Borrower’s Indebtedness to the Lenders and Agent under this Agreement and the other Financing Documents; (b) Indebtedness existing on the Closing Date and described on the Disclosure Schedule; (c) Indebtedness secured by Permitted Liens; (d) Permitted Convertible Indebtedness; (e) unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business; (f) Permitted Contingent Obligations; (g)  Indebtedness consisting of intercompany loans and advances to the extent permitted under clause (o) or (r) of the definition of “Permitted Investments”, provided that (1) the obligations of a Credit Party or a Subsidiary under such intercompany loan shall be subordinated at all times to the Obligations of the Borrower hereunder or under the other Financing Documents in a manner satisfactory to Agent and (2) to the extent that such Indebtedness is evidenced by a promissory note or other written instrument, the applicable Credit Party shall pledge and deliver to Agent, for the benefit of itself and the Lenders, the original promissory note or instrument, as applicable, along with an endorsement in blank in form and substance satisfactory to Agent; (h) reimbursement obligations in connection with letters of credit, bank guarantees or other similar instruments issued or created in the ordinary course of business; provided that the aggregate amount of cash, cash equivalents or the accounts holding such cash or cash equivalents securing such obligations shall not exceed $4,000,000 at any time; (i) to the extent constituting Indebtedness, obligations under Cash Management Services; provided that the outstanding principal amount under corporate credit cards shall not exceed $3,000,000 at any time; (j) the financing of insurance premiums in the Ordinary Course of Business; (k) Indebtedness secured solely by Permitted Acquired Assets, equity interests of Permitted SPV and/or assets owned by the Permitted SPV; (l) unsecured Indebtedness incurred by the Permitted SPV to finance the acquisition or production of Permitted Acquired Product; (m) to the extent constitute Indebtedness, deferred purchase price of Permitted Acquisitions; (n) Indebtedness assumed pursuant to any Permitted Acquisition; (o) other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and (p) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness, provided, however, that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the obligors thereunder.

“Permitted Investments” means:  (a) Investments existing on the Closing Date and described on the Disclosure Schedule; (b) Investments consisting of cash equivalents; (c) any Investments in liquid assets permitted by Borrower’s investment policy as of the date hereof, as amended or replaced from time to time, provided that such amendment or replacement has been approved in writing by Agent (provided, that, under no circumstances shall Borrower be permitted to invest in or hold Margin Stock); (d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any Credit Party or any Subsidiary; (e) Investments consisting of deposit accounts or securities accounts in which the Agent has a first priority perfected security interest except as otherwise provided by Section 6.6; (f) Investments in Subsidiaries solely to the extent permitted pursuant to Section 6.8; (g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors in an aggregate amount not to exceed $250,000 in the aggregate at any time outstanding; (h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (i) [reserved]; (j) Investments consisting of Permitted Acquired Assets, or additional Investment in the Permitted SPV not to exceed $5,000,000 during the term of this Agreement; (k) Permitted Acquisitions; (l) any

Permitted Call Spread Agreements; (m) Investments using Equity Raise Proceeds; provided that the aggregate amount of such Investments shall not exceed the aggregate amount of Equity Raise Proceeds and any assets acquired in connection with such Investments shall be Collateral; (n) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; (o) Investments by a Credit Party in another Credit Party or Investment by a Subsidiary of Borrower that is not a Credit Party in another Subsidiary of Borrower that is not a Credit Party; (p) joint ventures or strategic alliances, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; (q) Investments of cash and cash equivalents in a Securities Subsidiary so long as after giving effect to such Investments, the aggregate amount of cash and cash equivalents held by the Securities Subsidiary does not exceed $50,000 (or such other amount may be agreed by the Agent in its sole discretion) at all times; and (r) additional Investments that do not exceed $5,000,000 during the term of this Agreement.

“Permitted Liens” means: (a) Liens existing on the Closing Date and shown on the Disclosure Schedule or arising under this Agreement and the other Financing Documents; (b) purchase money Liens securing no more than Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate amount outstanding (i) on Equipment, software or other assets acquired or held by a Credit Party or a Subsidiary incurred for financing the acquisition of such assets, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements, books and records and the proceeds of the Equipment; (c) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which adequate reserves are maintained on the Books of the Credit Party or the Subsidiary against whose asset such Lien exists, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the treasury regulations adopted thereunder; (d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties; (e) leases or subleases of real property granted in the Ordinary Course of Business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the Ordinary Course of Business; (f) banker’s liens, rights of set-off and Liens in favor of financial institutions incurred in the Ordinary Course of Business arising in connection with a Deposit Account or Securities Account; (g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA); (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a Material Adverse Change; (j) Liens on cash, cash equivalents or the accounts holding such cash or cash equivalents securing obligations permitted under clause (h) of the definition of Permitted Indebtedness, (k) security deposits in connection with real property leases in an aggregate amount not to exceed $500,000 at any time; (l) Liens securing Indebtedness permitted under clauses (k) of the Permitted Indebtedness definition; (m) Liens on insurance proceeds securing the payment of financed insurance premiums; (n) Liens securing other obligations in the aggregate principal amount not to exceed $500,000 at any time; (o) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (b) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase and (p) licenses and sublicenses permitted pursuant to Section 7.1 (provided that such licenses and sublicenses do not constitute or secure Indebtedness).

“Permitted Payments” means (a) cash payments made in lieu of fractional shares solely in connection with the conversion of any Permitted Convertible Indebtedness into common stock of Borrower (b) solely in respect of Additional Convertible Indebtedness, payments of any required interest in an amount not to exceed 6.0% per annum, and (c) payments of any fees, original issuance discount or such expenses incurred in connection with the Permitted Convertible Indebtedness or any amendments thereto.

“Permitted SPV” means any Subsidiary or such other Person acquired or formed by the Borrower to exclusively hold or acquire the Permitted Acquired Assets.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pro Rata Share” means, as determined by Agent, with respect to the Credit Facility and Lender holding an Applicable Commitment or Credit Extensions in respect of the Credit Facility, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the amount of Credit Extensions held by such Lender in the Credit Facility by the aggregate amount of all outstanding Credit Extensions for the Credit Facility.

“Protective Advances” means all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Agent and Lenders for preparing, amending, negotiating, administering, defending and enforcing the Financing Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Agent or the Lenders in connection with the Financing Documents.

“Register” has the meaning given it in Section 12.1(d).

“Registered Organization” means any “registered organization” as defined in the Code, with such additions to such term as may hereafter be made.

“Required Lenders” means, unless all of the Lenders and Agent agree otherwise in writing, Lenders having (a) more than fifty percent (50%) of the Applicable Commitments of all Lenders, or (b) if such Applicable Commitments have expired or been terminated, more than fifty percent (50%) of the aggregate outstanding principal amount of the Credit Extensions.

“Required Permit” means all Permits necessary in the manufacturing, importing, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of the Product by or on behalf of the Borrower in the United States (and in any other in each jurisdiction in which the failure to do so could reasonably be expected to have a Material Adverse Change) under Laws applicable to the business of Borrower or any of its Subsidiaries.  Without limiting the generality of the foregoing, “Required Permits” includes any Drug Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of the Product by any applicable Borrower(s) as such activities are being conducted by such Borrower with respect to the Product at such time) and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to the Product), and those issued by State governments for the conduct of Borrower’s or any Subsidiary’s manufacture, import, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of the Product in the United States.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Responsible Officer” means any of the President and Chief Executive Officer or Chief Financial Officer of Borrower.

“Retained Collateral” has the meaning given it in Section 4.1(c).

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Sanctions Authority” means any institution or agency referred to in the definition of Sanctions.

“Secretary’s Certificate” means, with respect to any Person, a certificate, in form and substance satisfactory to Agent, executed by such Person’s secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Financing Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the Borrowing Resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Financing Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Financing Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and the Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate canceling or amending such prior certificate.

“Secured Promissory Note” has the meaning given it in Section 2.7.

“Securities Account” means any “securities account”, as defined in the Code, with such additions to such term as may hereafter be made.

“Securities Subsidiary” means any Subsidiary that (i) is a “Security Corporation” as defined in 830 Code of Mass. Regulations 63.38B.1 and (ii) does not have assets in excess of $50,000 (or such other amount may be agreed by the Agent in its sole discretion). As of the Closing Date, Ocular Therapeutix Securities Corp., a corporation incorporated in the Commonwealth of Massachusetts, is a Securities Subsidiary.

“Senior Debt Provider” means, collectively, the lenders or providers (or its or their agents or representatives, as applicable) of secured Indebtedness that is used to refinance the Obligations (other than the MoIC Hurdle Amount and inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) that has a Lien on Dextenza Royalty.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Stated Rate” has the meaning given it in Section 2.3(g).

“Subordination Agreement” means that certain Subordination Agreement dated as of August 2, 2023, by and among Cap 1 Nu LLC, as agent for the holders of the Permitted Convertible Indebtedness, Borrower and Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person.  Unless noted otherwise, a “Subsidiary” means a Subsidiary of Borrower.

“Taxes” has the meaning given it in Section 2.3(h).

“Term SOFR Rate Index” means, for any Applicable Interest Period, the rate per annum, determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (a) the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the Term SOFR Reference Rate on or about 11:00 a.m. (New York time) on the Applicable Interest Rate Determination Date, for a period of thirty (30) days, which determination shall be conclusive in the absence of manifest error, by (b) 100% minus the Reserve Percentage; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Term SOFR Rate Index; provided, further, that Agent may in its reasonable discretion designate a successor interest rate index, in consultation with Borrower, if Agent determines in good faith for any reason that (x) it is not reasonably possible to determine the Term SOFR Rate Index, (y) the Term SOFR Rate Index is no longer available, or (z) it is no longer lawful for any Lender to make or maintain Credit Extensions based on the Term SOFR Rate Index; provided that the “all in” interest rate based on such successor interest rate index at the time such index is implemented shall not be greater than the “all in” interest rate immediately prior to implementing such successor index (and further subject to adjustments based on any changes in such successor interest rate index).  The Term SOFR Rate Index may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any increased costs due to changes in applicable Law occurring subsequent to the commencement of the then Applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the Term SOFR Rate Index; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.  In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such Term SOFR Rate Index and the method for determining the amount of such adjustment.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Transfer” has the meaning given it in Section 7.1.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

“United States” means the United States of America, its fifty (50) states, the District of Columbia and the Commonwealth of Puerto Rico.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, intending that this instrument constitute an instrument executed and delivered under seal, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER:

OCULAR THERAPEUTIX, INC.

By:	/s/ Donald Notman
Name:	Donald Notman
Title:	Chief Financial Officer

OCULAR THERAPEUTIX, INC.

CREDIT AND SECURITY AGREEMENT

SIGNATURE PAGE

AGENT:

BARINGS FINANCE LLC,
as Agent for Lenders

By:	/s/ Kevin Stephens
Name:	Kevin Stephens
Title:	Authorized Signatory

OCULAR THERAPEUTIX, INC.

CREDIT AND SECURITY AGREEMENT

SIGNATURE PAGE

LENDERS:

BARINGS LLC,
as a Lender

By:	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

North Star Investment Holdings LLC, solely in respect of its Series II, as a Lender
By: Barings LLC, its managing member

By:	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

Martello Re Limited,
as a Lender
By: Barings LLC, its investment member

By:	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

Barings Private Credit Corporation,
as a Lender
By: Barings LLC, its investment adviser

By:	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

Barings Capital Investment Corporation,
as a Lender
By: Barings LLC, its investment adviser

By:	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

OCULAR THERAPEUTIX, INC.

CREDIT AND SECURITY AGREEMENT

SIGNATURE PAGE

Barings BDC Inc.,
as a Lender
By: Barings LLC, its investment adviser

By:	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

Barings Global Special Situations Credit Fund 4 (Delaware), L.P.,
as a Lender
By: Barings LLC, its investment manager

By:	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

Barings Finance LLC,
as a Lender

By:	/s/ Kevin Stephens
Name:	Kevin Stephens
Title:	Authorized Signatory

Notice address for all Lenders

Barings Finance LLC

300 South Tryon Street, Suite 2500

Charlotte, North Carolina 28202

Attn: Jason Schooley and Kevin Stephens

Facsimile: (412) 226-2227

Email: AdminAgent@Barings.com

OCULAR THERAPEUTIX, INC.

CREDIT AND SECURITY AGREEMENT

SIGNATURE PAGE

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Collateral
Exhibit B	Form of Compliance Certificate
Exhibit C	Credit Extension Form

SCHEDULES

Credit Facility Schedule

Post-Closing Obligations Schedule

Closing Deliveries Schedule

Disclosure Schedule

Intangible Assets Schedule

Permitted Acquired Assets Schedule

Required Permits Schedule

EXHIBIT A

COLLATERAL

The Collateral consists of all assets of Borrower other than any Excluded Assets, including all of Borrower’s right, title and interest in and to the following personal property:

(a)all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, investment accounts, commodity accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

(b)all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:Barings Finance LLC, as Agent

FROM: Ocular Therapeutix, Inc.

DATE: ________________, 20__

The undersigned authorized officer of Ocular Therapeutix, Inc., a Delaware corporation (“Borrower”), certifies that under the terms and conditions of the Credit and Security Agreement between Borrower, Agent and the Lenders (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Agreement”):

(1) Borrower is in complete compliance with all required covenants for the month ending _______________, 202_, except as noted below; and

(2) there are no Events of Default;

For Compliance Certificates delivered in respect of any fiscal quarter ending March 31, June 30, September 30, and December 31, attached hereto are proposed updates (if any) to the Registered Intellectual Property listed on the Intangible Assets Schedule.

Attached are the required documents supporting the certifications set forth in this Compliance Certificate.  The undersigned certifies, in his/her capacity as an officer of the Borrower, that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

[continued on next page]

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly Financial Statements for the first three fiscal quarters	Quarterly within 45 days	Yes No
Audited Financial Statements	Annually within 120 days after FYE	Yes No
Draft Budgets	Annually within 90 days after FYE	Yes No
Board Approved Budgets	Annually within 120 days after FYE	Yes No
Compliance Certificate	Quarterly within 45 days (or 120 days for the last fiscal quarter)	Yes No
Account Statements evidencing compliance with Section 7.14 of the Agreement (Minimum Liquidity Covenant)	Monthly within 30 days	Yes No

With respect to compliance with the Minimum Liquidity covenant in Section 7.14 of the Agreement, Minimum Liquidity for the quarter ending _______________, 202_ is $____________________.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

OCULAR THERAPEUTIX, INC.	AGENT USE ONLY

By:	Received by:
Name:	AUTHORIZED SIGNER
Title:	Date:

Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

EXHIBIT C CREDIT EXTENSION FORM

DEADLINE IS NOON E.S.T.

Date: __________________, 20___

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account
#
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Credit and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Beneficiary Name:
Amount of Wire: $
Beneficiary Lender:
Account Number:
City and State:

Beneficiary Lender Transit (ABA) #:	Beneficiary Lender Code (Swift, Sort, Chip, etc.):
(For International Wire Only)
Intermediary Lender:	Transit (ABA) #:

For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me.

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

CREDIT FACILITY SCHEDULE

The following Credit Facilities are specified on this Credit Facility Schedule:

Credit Facility #1:

Credit Facility and Type:Term

Lenders for and their respective Applicable Commitments to this Credit Facility:

Lender	Applicable Commitment
Barings LLC (BCAPLLC)	$ 17,500,000.00
North Star Investment Holdings LLC Series II (NORTHS2)	$ 20,000,000.00
Martello Re (MRSRPB)	$ 19,648,442.13
Barings Private Credit Corporation (BPCC)	$ 7,859,376.85
Barings Capital Investment Corporation (BCIC)	$ 1,964,844.21
Barings BDC Inc (BBDC)	$ 3,929,688.43
Barings Global Special Situations Credit Fund 4 (Delaware), L.P (SS4DEL)	$ 3,000,000.00
Barings Finance LLC (BABCAPF)	$ 8,571,875.37
Total:	$ 82,474,227.00

The following defined terms apply to this Credit Facility:

Applicable Interest Period:  means the one-month period starting on the first (1st) day of each month and ending on the last day of such month; provided, however, that the first (1st) Applicable Interest Period for each Credit Extension under this Credit Facility shall commence on the date that the applicable Credit Extension is made and end on the last day of such month.

Applicable Floor:  means one and one-half percent (1.50%) per annum for the Applicable Term SOFR Rate.

Applicable Margin:  a rate of interest equal to six and three-quarters percent (6.75%) per annum.

Applicable Prepayment Fee:  means the following amount, calculated as of the date (the “Accrual Date”) that the Applicable Prepayment Fee becomes payable in the case of prepayments required under the Financing Documents or the date any voluntary prepayment is made:  (a) for an Accrual Date after the Closing Date through and including the date which is twelve (12) months after the Closing Date, the Make Whole Amount, (b) for an Accrual Date after the Closing Date through and including the date which is twenty-four (24) months after the Closing Date, eleven and three tenths percent (11.3%) multiplied by the amount of the outstanding principal of the Credit Extension prepaid or required to be prepaid (whichever is greater); (c) for an Accrual Date after the date which is twenty-four (24) months after the Closing Date through and including the date which is thirty-six (36) months after the Closing Date, five and six tenths percent (5.6%) multiplied by the amount of the outstanding principal of the Credit Extension prepaid or required to be prepaid (whichever is greater); (d) for an Accrual Date after the date which is thirty-six (36) months after the Closing Date through and including the date which is forty-eight (48) months after the Closing Date, two and eight tenths percent (2.8%) multiplied by the amount of the outstanding principal of the Credit Extension prepaid or required to be prepaid (whichever is greater); and (e) thereafter zero percent (0.0%) multiplied by the amount of the outstanding principal of the Credit Extension prepaid or required to be prepaid (whichever is greater); provided that in the event the Credit Facility under this Agreement is refinanced by all of

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the Lenders party to this Agreement as of the Closing Date and/or their Affiliates (or their respective successors or assigns that are Affiliates of such Lenders), the Applicable Prepayment Fee shall be waived solely in connection with such refinancing.

Commitment Commencement Date:  the Closing Date.

Commitment Termination Date:  the earliest to occur of (a) the Closing Date (after funding of such Credit Extensions requested by Borrower on such date), (b) an Event of Default, or (c) the existence of any Default.

Credit Extension Amount: $82,474,227.00

Make Whole Amount: with respect to any prepayment of all of the principal amount of the Credit Extensions prior to the twelve (12) month anniversary of the Closing Date, an amount equal to the amount of any interest that but for such prepayment would have accrued hereunder at the interest rate in effect as of the such prepayment date for the period from the applicable prepayment date through the twelve (12) month anniversary of the Closing Date, discounted to the present value of such interest using a discount rate equal to 5% per annum with equivalent remaining terms from the applicable prepayment date through the twelve (12) month anniversary of the Closing Date.

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POST-CLOSING OBLIGATIONS SCHEDULE

Borrower shall satisfy and complete each of the following obligations, or provide Agent each of the items listed below, as applicable, on or before the date indicated below, all to the satisfaction of Agent in its sole and absolute discretion:

1.

Within ten (10) Business Days after the Closing Date (or such later date as Agent may agree in writing in its sole discretion), evidence satisfactory to Agent that the insurance policies required by Article 6 are in full force and effect;

2.

Within thirty (30) days after the Closing Date (or such later date as Agent may agree in writing in its sole discretion), an endorsement to Borrower’s personal property insurance policy showing Agent as lender’s loss payee, as required pursuant to Section 6.5;

3.

Within thirty (30) days after the Closing Date (or such later date as Agent may agree in writing in its sole discretion), an endorsement to Borrower’s liability insurance policy showing Agent as an additional insured, as required pursuant to Section 6.5;

4.

Promptly upon the occurrence thereof, an Access Agreement duly executed by the applicable landlord, bailee, processor, warehouseman or other third party, with respect to the following locations at which any Collateral currently is or may be located in the future, in the event the aggregate value of such Collateral exceeds $2,000,000:  435 Whitney Street, Northborough, MA, 3001 Red Lion Road, Philadelphia, PA, and 501 Mason Road, Suite 200, LaVergne, TN; and

5.

Within thirty (30) days after the Closing Date (or such later date as Agent may agree in writing in its sole discretion), Control Agreements duly executed by the applicable counterparty with respect to all Deposit Accounts and Securities Accounts that are not Excluded Accounts.

Borrower’s failure to complete and satisfy any of the above obligations on or before the date indicated above, or Borrower’s failure to deliver any of the above listed items on or before the date indicated above, shall constitute an immediate and automatic Event of Default.

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CLOSING DELIVERIES SCHEDULE

1.	duly executed original signatures to the Financing Documents to which Borrower is a party;
2.	duly executed original Secured Promissory Notes in favor of each Lender so requesting with a face amount equal to such Lender’s Applicable Commitment under the Credit Facility;
3.

the Operating Documents of Borrower and good standing certificates of Borrower certified by the Secretary of State of the state(s) of organization of Borrower as of a date no earlier than thirty (30) days prior to the Closing Date;

4.

good standing certificates dated as of a date no earlier than thirty (30) days prior to the Closing Date to the effect that Borrower is qualified to transact business in all states in which the nature of Borrower’s business so requires except where the failure to do so could not reasonably be expected to have a Material Adverse Change;

5.

certified copies, dated as of a recent date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

6.	the Perfection Certificate executed by Borrower;
7.	payment of the fees and expenses of Agent and Lenders then accrued, including pursuant to the Fee Letter;
8.	a duly executed original Secretary’s Certificate dated as of the Closing Date which includes copies of the completed Borrowing Resolutions for Borrower;
9.	timely receipt by the Agent of an executed disbursement letter; and
10.

a certificate executed by a Responsible Officer of Borrower, in form and substance satisfactory to Agent, which shall, among other things, certify as to certain conditions to the funding of the Credit Extensions on the Closing Date.

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